UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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WINNEBAGO INDUSTRIES, INC.
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WINNEBAGO IND®

# 2020

## PROXY STATEMENT

Notice of Annual Meeting

Dear Fellow Shareholders,
We hope this letter finds you healthy and safe. 2020 has been a challenging year for many around the world as we confront the social and economic impacts of COVID-19 and engage in robust dialogue on the topic of social justice. These challenges have confronted us each in their own way, and have certainly impacted not only Winnebago Industries, but our industry and our communities. We recognize the trials experienced by many during this time and are grateful to share with you a number of positive highlights for the Company this year, made possible only by the unwavering commitment of our employees.
Our fiscal year has been defined by the strengthening of our resolve and the renewal of our efforts to be the trusted leader in outdoor lifestyle solutions. Notably, in November 2019 we enhanced our portfolio with the addition of luxury motorhome maker, Newmar – further building on the strength of our premium Winnebago, Grand Design and Chris-Craft brands. In addition, we continued to see strong organic performance, driven by the enhanced appeal of our expanded product offerings and our commitment to demonstrating quality, innovation, and service in everything we do. We also took necessary action to strengthen our financial position for increased flexibility in the face of uncertainty, which positioned us well – we ended fiscal 2020 with a healthy balance sheet and ample liquidity.
We are grateful for our partnerships with key suppliers and dealers and could not be prouder of how our entire team has rallied together to deliver higher levels of market share in many key categories. Our leadership team is confident that we are positioned to continue our strong momentum into fiscal 2021.
Fiscal 2020 also saw continued progress in our ongoing journey to ensure integrity is always ingrained into the fabric of our culture, including the release of our inaugural Corporate Responsibility Report and our Human Rights Policy. Our Corporate Responsibility Report highlights our continuing efforts to address the environmental, social and governance issues that matter most to our employees, dealer partners, customers and business operations. Similarly, our Human Rights Policy highlights and affirms our belief in the inherent dignity of every person and our commitment to uphold and promote fundamental human rights, every moment of every day. Additional highlights are detailed in the following pages of this Proxy Statement.
Also detailed in this Proxy Statement are several items to be voted on at our upcoming annual meeting of the shareholders, which will be conducted virtually on December 15, 2020. These items consist of the election of our Class III directors, advisory approval of the compensation of our Named Executive Officers, ratification of our independent auditors and approval to amend our Articles of Incorporation to increase our authorized common stock. We genuinely value your participation in this process and hope that you will vote for these items as described in this Proxy Statement.
Thank you for your continued investment and confidence in our business. In these uncertain times, we are grateful to have your trust and commit each day to deliver sustainable growth and value for our shareholders.

David W. Miles, Chairman	Michael J. Happe, President and Chief Executive Officer
| Proxy Statement for 2020 Annual Meeting

Notice of Annual Meeting of Shareholders
to be held December 15, 2020
Dear Fellow Shareholders,
Winnebago Industries, Inc. will hold its 2020 Annual Meeting of Shareholders on December 15, 2020, at 4:00 p.m. Central Standard Time. The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/WGO2020 and entering the 16-digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on this site as well.
The proxy materials were either made available to you over the Internet or mailed to you on or about November 2, 2020. At the meeting, shareholders will be asked to:
Proposals		Board Recommendations	Page Reference
1	Elect three Class III directors to hold office for a three-year term;	FOR ✔	Page 2
2	Approve, on an advisory basis, the compensation of our Named Executive Officers;	FOR ✔	Page 29
3	Ratify the selection of Deloitte & Touche LLP as our independent registered public accountant for Fiscal 2021; and	FOR ✔	Page 65
4	Amend the Company's Articles of Incorporation to increase the authorized Common Stock.	FOR ✔	Page 69
Only shareholders of record at the close of business on October 20, 2020 may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors

Stacy L. Bogart
Senior Vice President, General Counsel, Secretary and Corporate Responsibility
Eden Prairie, MN
November 2, 2020
iv	| Proxy Statement for 2020 Annual Meeting

Only holders of record of our common stock, par value $0.50 per share (“Common Stock”), at the close of business on October 20, 2020 will be entitled to vote at the Annual Meeting. On the Record Date, we had outstanding 33,753,646 shares of Common Stock that were eligible to vote.
Review the Proxy Statement and Vote in One of Four Ways

During the Virtual Meeting:
Attend the live webcast meeting at 4:00 p.m. CST on December 15, 2020 by visiting virtualshareholdermeeting.com/
WGO2020 and voting during the meeting. You will need your 16-digit control number included with your Notice of Internet Availability or proxy card.
By Internet: Visit www.proxyvote.com to vote by internet. You will need your 16-digit control number included with your Notice of Internet Availability or proxy card when you access the website.

By Phone: Call 1-800-690-6903 to vote by telephone. You will need your 16-digit control number included with your Notice of Internet Availability or proxy card when you call.

By Mail:
Complete and sign your proxy card and return it in the enclosed postage pre-paid envelope. If you received a Notice of Internet Availability, your notice provides instructions for requesting a proxy card.

Your Vote Is Important
Whether or not you expect to attend the virtual meeting, please vote via the Internet or telephone or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.
| Proxy Statement for 2020 Annual Meeting	v

Proxy Statement Summary
The table below summarizes the vote required to approve each proposal, the voting options for each proposal and other important information regarding voting on each proposal:
Proposals		Vote Required	Voting Options(1)	Board Recommend -ation(2)	Broker Discretionary Voting Allowed(3)
1	Elect three Class III directors to hold office for a three-year term	Plurality of the votes cast(4)	FOR WITHHOLD	FOR	No
2	Advisory approval of executive compensation (the “Say on Pay” vote)	Majority of the votes cast(5)	FOR AGAINST ABSTAIN	FOR	No
3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending August 28, 2021	Majority of the votes cast	FOR AGAINST ABSTAIN	FOR	Yes
4	Amend the Company’s Articles of Incorporation to increase the authorized common stock	Majority of the votes cast	FOR AGAINST ABSTAIN	FOR	No
(1)	A withhold vote or abstention will have no impact on the outcome of the voting on any of the proposals.
(2)	If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations set forth above.
(3)
If broker discretionary voting is not allowed, your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you. A broker non-vote will have no effect on the outcome of the voting on any of the proposals.

(4)
The Board of Directors has adopted a majority voting policy for the election of directors in uncontested elections. Under this policy, in any uncontested election of directors of the Company, if any nominee receives less than a majority of the votes cast for the nominee, that nominee shall still be elected, but must tender his or her resignation to the full Board of Directors for consideration at the next regularly scheduled meeting of the Board of Directors. The Board of Directors shall only not accept the tendered resignation for, in its judgment, a compelling reason.

(5)
The vote of shareholders on this proposal is not binding on the Company, but rather is advisory in nature; however, the Board of Directors intends to carefully consider the result of the vote on this proposal.

vi	| Proxy Statement for 2020 Annual Meeting

View
View

## Our Purpose

We help our customers explore the outdoors, enabling **extraordinary mobile experiences** as they travel, live, work and play.

## Our Vision

We will be the trusted leader in outdoor lifestyle solutions by providing **exceptional innovation**, **quality** and **service** in the industries we engage.

## Our Mission

To create lifetime advocates of our brands through a relentless focus on delivering an **unsurpassed customer experience**.

WINNEBAGO IND®

COMPANY AT A GLANCE

# $2.4B

FY20 Revenue

# 5,500+

Highly skilled employees

# PRODUCTS

Motorhomes
Travel Trailers
Fifth Wheels
Luxury Boats
Specialty Vehicles

# LOCATIONS

Charles City, IA
Forest City, IA
Lake Mills, IA
Waverly, IA
Middlebury, IN
Nappanee, IN
Sarasota, FL
Eden Prairie,MN

PERFORMANCE AT A GLANCE

Progress in our effort to be a premier outdoor company is easy to see – both in our portfolio and our performance. In November 2019, we enhanced our portfolio with the addition of Newmar, a leading manufacturer of premium Class A luxury, diesel and gas, and Super C motorhomes. We have also experienced strong organic growth, driven by the enhanced appeal of our expanded product offerings and our commitment to quality, innovation and service. Together, these efforts have resulted in revenues growing almost 2.5x since 2016 to $2.4 billion in Fiscal 2020. As a result of strong revenue growth and outpacing the RV industry each year, our RV market share has grown from just 3% in 2016 to 11% at the end of Fiscal 2020.

Our revenue growth is complemented by strong financial management. Maintaining a highly variable cost structure and an adherence to a strong capital allocation philosophy has allowed us to invest back in our businesses, optimize our debt structure, return cash to shareholders, and acquire quality companies. Operating cash flow has grown approximately 5x since 2016 to $270 million during Fiscal 2020. This significant cash generation has allowed us to not only maintain adequate liquidity during the COVID-19 pandemic, but has also allowed us to return over $84 million in cash to our shareholders from Fiscal 2016 through Fiscal 2020 through uninterrupted dividends and selective share buybacks. Finally, in that same period, we have proudly delivered a total shareholder return of 168%, approximately double that of broader market returns.[1]

$975
$1,547
$2,017
$1,986
$2,356
2016 2017 2018 2019 2020
NET REVENUE (in millions)

3%
7%
8%
10%
11%
2016 2017 2018 2019 2020
RV MARKET SHARE[2]

$53
$97
$83
$134
$270
2016 2017 2018 2019 2020
OPERATING CASH FLOW (in millions)

$14
$14
$19
$22
$15
2016 2017 2018 2019 2020
Share Repurchase
Dividends
SHAREHOLDER CASH RETURN (in millions)

[1] Based on TSR comparison against the S&P 500 for the 5-year period spanning our fiscal years 2016-2020.

[2] Source: Statistical Surveys Inc. - North America; trailing twelve month as of fiscal year-end, measured in units.

VIKINGS
HAVE A
Table
PRESENTED BY
XcelEnergy

**The Minnesota Vikings Foundation's Vikings Table initiative provides healthy meals to communities. Winnebago Specialty Vehicles produced a custom food truck to help the Vikings mobilize their impact, and in 2020 the Winnebago Industries Foundation partnered with this initiative to tackle summer hunger and provide jobs to restaurant workers impacted by COVID-19 in the Minneapolis-St. Paul metro and North Iowa communities.**

CORPORATE RESPONSIBILITY AT A GLANCE

Winnebago Industries lives our purpose — to help our customers explore the outdoor lifestyle, enabling extraordinary outdoor experiences as they travel, live, work and play — through our commitment to corporate responsibility.

Today's Menu
DIGGS

WINNEBAGO IND®

CORPORATE RESPONSIBILITY AT A GLANCE

# GO FO

## Environment

From product innovation to operational efficiencies, Winnebago Industries has implemented leading practices throughout our history. As our company continues to grow and transform, we are committed to protecting our environment by minimizing the impact of our business operations and our products. Our operations are governed by our environmental management system, based on ISO 14001. In 2020, we have focused on minimizing waste, improving our environmental management system and practices, and refreshing our environmental affairs policies.

## Social

Our people, throughout our Winnebago, Grand Design, Chris-Craft and Newmar families, are our greatest strength. Winnebago Industries is committed to safety, building a high performance culture where people thrive, and investing time, talent and treasure in the communities where we work, live and play. Responding to the challenges of COVID-19 and the national racial justice reckoning, Winnebago Industries has centered on employee safety; diversity, equity and inclusion; and community partnerships.

## Governance

Winnebago Industries strives to be the trusted leader in outdoor lifestyle solutions. The Winnebago Industries Board of Directors oversees the Company's ESG performance, and our cross functional Corporate Responsibility Advisory Team, established in 2018, informs ESG strategy and implementation throughout our enterprise. We live by our Code of Conduct, on which 100% of our employees are trained.

# RWARD

**In 2019, we released our Company's first corporate responsibility report, highlighting the environmental, social and governance ("ESG") issues that impact our world and most directly affect the long-term sustainability of our business.**

Voting Information
This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held virtually on December 15, 2020, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting” or the “Meeting”).
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials.
The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about November 2, 2020.
Only holders of record of our common stock, par value $0.50 per share (“Common Stock”), at the close of business on October 20, 2020 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, we had outstanding 33,753,646 shares of Common Stock that were eligible to vote. Each share of Common Stock entitles the holder to one vote on each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting.
If you submit a proxy or attend the Meeting, your Common Stock will be counted for the purpose of determining whether there is a quorum.
If you submit your proxy without voting instructions, your shares will be voted in favor of each director and each other item considered for shareholder approval. If you hold shares through a broker, follow the voting instructions provided by your broker. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting.
Before the Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. If, by request, you have received a printed copy of our proxy materials, you can appoint a proxy to vote your shares of Common Stock (i) by using the Internet (www.proxyvote.com), (ii) by calling the toll-free telephone number (1-800-690-6903) or (iii) you may indicate your vote by completing, signing and dating the proxy card where indicated and returning the card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Standard Time on December 14, 2020.
| Proxy Statement for 2020 Annual Meeting

If a proxy card is executed and returned, it may nevertheless be revoked at any time in accordance with the following instructions. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or a proxy may be revoked by (i) giving written notice to the Secretary of the Company (the “Secretary”), (ii) subsequently granting a later-dated proxy, (iii) attending the Meeting and voting virtually or (iv) executing a proxy designating another person to represent you at the Meeting and voting by your representative at the Meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Standard Time on December 14, 2020 (following the directions on the instructions as set forth in the Notice of Internet Availability of Proxy Materials or in the printed proxy materials received by request). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If the Meeting is adjourned for any reason, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.
| Proxy Statement for 2020 Annual Meeting

| Proxy Statement for 2020 Annual Meeting

Forward-looking Information
Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance.
These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Winnebago Industries, Inc., an Iowa corporation (the “Company,” “Winnebago Industries,” “we,” “us” and “our”), is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 29, 2020 (the “2020 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.
| Proxy Statement for 2020 Annual Meeting	1

Proposal 1: Election of Directors
Our Board of Directors is divided into three classes with staggered terms, as nearly equal in number as possible. Our bylaws provide that our Board is comprised of between three and fifteen directors. The number of directors currently on the Board is nine, and the number of directors to be elected at the Annual Meeting has been set at three. The Board regularly reviews its composition and the mix of skills and experience of the directors. In the future, the Board may determine it is appropriate to increase its size in order to add a director or directors that would add value to the Company.
The Board of Directors of the Company adopted a majority voting policy for the election of directors in uncontested elections. Under this policy, in any uncontested election of directors of the Company, if any nominee receives less than a majority of the votes cast for the nominee, that nominee shall still be elected, but must tender his or her resignation to the full Board of Directors for consideration at the next regularly scheduled meeting of the Board of Directors. The Board of Directors shall only not accept the tendered resignation for, in its judgment, a compelling reason. If the Board of Directors, with the affected director not participating, does not accept the resignation at the regularly scheduled meeting following the election, then the nominee shall be considered elected and may serve out the term to which he or she was elected. In any contested election of directors where the number of nominees exceeds the number of available positions, strict plurality voting shall apply.
Directors are elected for a term of three years. At the Annual Meeting, the term of office of the Class III directors (Ms. Armbruster and Messrs. Happe and Fisher) will expire. Ms. Armbruster was elected as a Class III director at a regular meeting of the Board on December 18, 2019, at which time the size of the Board was increased to nine. Ms. Armbruster and Messrs. Happe and Fisher have been nominated as Class III directors. The Class III directors will be elected to serve in that class until the annual meeting following our Fiscal 2023 or until their respective successors are elected.
✔	YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.
2	| Proxy Statement for 2020 Annual Meeting

Nominees for Class III Director to be Elected to Serve Until the Annual Meeting Following Fiscal 2023:
Age: 49 Director Since: 2019 Committees Finance Human Resources
Sara E. Armbruster

Sara E. Armbruster is Vice President, Strategy, Research and Digital Transformation for Steelcase Inc., a global office furniture manufacturer, a position she has held since March of 2018. Armbruster has held several leadership positions since joining Steelcase in 2007 as Vice President of Corporate Strategy. As her role increased in scope and complexity, she added responsibility for a range of innovation activities, including technology product development, design research, investment in external growth opportunities, and development of new business models. Before joining Steelcase, Ms. Armbruster was Vice President of Business Development at Banta Corporation, a contract printing company. Ms. Armbruster brings substantial experience in strategy, innovation, information technology, and digital transformation to our Board. As a senior executive of a public company with primary responsibility in these areas, she provides valuable strategic insights and expertise with respect to growth opportunities for the Company and areas of critical business innovation.

Skills and Qualifications:
Digital Transformation, Innovation/Technology, Strategy, Operational Expertise, Brand Management, Product Management

Age: 66 Director Since: 2015 Committees Audit Nominating and Governance (Chair)
William C. Fisher

William C. Fisher was the Chief Information Officer from 1999 until 2007 of Polaris Industries Inc., a manufacturer of power sports products. He was Vice President and CIO from November 2007 until his retirement in February 2015. During his tenure at Polaris, he also served as the General Manager of Service from 2005 until 2014 overseeing all technical, dealer, and consumer service operations. Prior to joining Polaris, Mr. Fisher was employed by MTS Systems for 15 years in various positions in information services, software engineering (applications and embedded control systems), factory automation, vehicle testing, and general management. Before that time, Mr. Fisher worked as a civil engineer for Anderson-Nichols and he later joined Autocon Industries, where he developed process control software. Mr. Fisher’s experience as CIO at Polaris Industries has provided substantial experience with information technology and cybersecurity issues. His experience as an engineer and in executive positions in service and consumer service operations provides valuable insight for our customer service function as well as relationships with channel partners. His familiarity with highly discretionary consumer products is a key asset as we focus on improved service and operational efficiency.

Skills and Qualifications:
Executive Leadership, Corporate Governance, Dealer Channel Management, Digital Transformation, Cyber Security, Technology Systems, Business Operations/Quality, Customer Service, Strategy

| Proxy Statement for 2020 Annual Meeting	3

Age: 49 Director Since: 2016
Michael J. Happe

Michael J. Happe joined Winnebago in January 2016, as the President, Chief Executive Officer and a director. Mr. Happe has transformed the company into an outdoor lifestyle company. Under his leadership, Winnebago has completed three major acquisitions, including Grand Design, Chris-Craft, and Newmar. He previously worked at The Toro Company, a manufacturer of turf maintenance equipment and irrigation system supplies, where he most recently served as an Executive Officer and Group Vice President of Toro’s Residential and Contractor businesses, until 2015. A 19-year veteran of Toro, he held a series of senior leadership positions throughout his career across a variety of the company’s domestic and international divisions. Mr. Happe’s knowledge of all aspects of the business as CEO and his drive for excellence position him well to serve on the Board. His extensive experience and positions rising in complexity and breadth at Toro, including global business affairs, brings further expertise in corporate leadership and development and execution of business growth strategy.

Skills and Qualifications:
Executive Leadership, Talent Management, Business Ethics, Mergers & Acquisitions, Brand Management, Sales and Marketing, Strategy, Business Operations

4	| Proxy Statement for 2020 Annual Meeting

Class I Directors Whose Term Expires at the Annual Meeting Following Fiscal 2021:
Age: 53 Director Since: 2018 Committees Audit Finance (Chair)
Maria F. Blase

Maria F. Blase currently serves as President of the Power Tools and Lifting businesses of Ingersoll Rand, a global industrial manufacturing company. Ms. Blase has more than 28 years of experience with diverse industries, including transport, buildings, services, manufacturing, pharmaceuticals and mining. After joining Ingersoll Rand in 1999, she was promoted to global financial roles of increasing importance, including chief financial officer of the $8 billion Climate Solutions sector. In 2013, she was named President of the HVAC and Transport Latin America business of Ingersoll Rand, and in late 2017 she assumed her most recent role.

Ms. Blase is a CPA and her previous experience includes various positions at KPMG LLP from 1993 to 1999 in increasing scope and complexity. Due to Ms. Blase’s relevant experience in finance, accounting and controls, the Board determined that she is an audit committee financial expert. Ms. Blase brings to the Board extensive experience in international, strategic planning, acquisitions and driving business growth. The Board believes her financial and business expertise will add valuable insights to the Board.

Skills and Qualifications:
Financial Expertise/Literacy, Financial/Capital Allocation, Diversity and Inclusion Strategy, Operation Expertise, Executive Leadership, Risk Management, Global Experience

Age: 60 Director Since: 2015 Committees Human Resources Nominating and Governance
Christopher J. Braun

Christopher J. Braun has over 30 years of leadership experience encompassing manufacturing, finance and sales. Most recently, he was self-employed as a management consultant from 2014 through February 2020. He founded Teton Buildings in 2008 and held the position of CEO through 2013. His previous experience includes CEO of Teton Homes, Executive Vice President - RV Group at Fleetwood Enterprises and various senior management positions within PACCAR Corporation, a manufacturer of Kenworth and Peterbilt trucks. As a recognized leader in the RV industry, Mr. Braun provides keen insights to the Board. His prior experience in the RV industry, combined with his vast manufacturing background and his role as a former CEO make him well-positioned to critically and thoughtfully review and guide the Company’s strategy.

Skills and Qualifications:
Executive Leadership, Business Operations, Dealer Channel Operations, Marketing/Sales, Product Management, Industry Expertise, Talent Management, Strategy

| Proxy Statement for 2020 Annual Meeting	5

Chairman of the Board Age: 63 Director Since: 2015 Committees Audit Finance
David W. Miles

David W. Miles, a financial adviser, entrepreneur and investor, was elected as Chairman of the Board in June 2019. Mr. Miles is co-founder and Managing Principal of ManchesterStory Group, an early stage venture capital firm, and founder and manager of The Miles Group, LLC, which makes direct and indirect private equity investments. He is also a director and chair of the Audit Committee of Northwest Financial Corporation. Until the company’s sale in March 2020, Mr. Miles was the principal owner of Miles Capital, Inc., an institutional asset management firm serving insurance companies, public bodies, foundations & endowments, and high net worth investors, where he worked for over twenty-three years. Mr. Miles served as Executive Vice President, Principal Mutual Funds, and Executive Vice President, AMCORE Financial, Inc., where he was responsible for asset management, trust, private banking, brokerage, employee benefits and insurance services. During his career, Mr. Miles has served as a director or officer of more than 60 public mutual funds with total assets exceeding $30 billion. Due to Mr. Miles’ vast experience in finance and as an investment advisor, the Board determined that he is an audit committee financial expert. Mr. Miles brings legal and investment transaction experience to the Board. He also brings significant expertise in financial reporting and capital allocation strategy.

Skills and Qualifications:
Financial Expertise/Literacy, Strategy, Mergers & Acquisitions, Financial/Capital Allocation, Business Operations, Business Ethics, Technology

6	| Proxy Statement for 2020 Annual Meeting

Class II Directors Whose Term Expires at the Annual Meeting Following Fiscal 2022:
Age: 69 Director Since: 2008 Committees Human Resources Nominating and Governance
Robert M. Chiusano

Robert M. Chiusano has served as a principal in RMC Consulting, LLC, a company focused on leadership development and operational excellence, since 2007. Mr. Chiusano previously served as Executive Vice President and Special Assistant to the CEO and a former Executive Vice President and Chief Operating Officer of both the Government and Commercial Systems business segments of Rockwell Collins, Inc. Mr. Chiusano also currently serves as an adjunct professor in the University of Iowa College of Engineering where he has served since 2001 and is a member of the Coe College Board of Trustees where he serves as the Chairman of the College Relations Committee. As the former Chief Operating Officer of both Government and Commercial Systems of Rockwell Collins, Inc., Mr. Chiusano brings senior level business leadership and strategic planning skills and an operating background to the Board. As principal of RMC Consulting, LLC, he also brings leadership development and operational excellence skills to the Board. Mr. Chiusano served as our Chairman of the Board from 2016 to June 2019.

Skills and Qualifications:
Executive Leadership, Talent Management, Business Operations, Product Management, Finance/Capital Allocation, Strategy, Business Ethics, Academia/Education

Age: 62 Director Since: 2017 Committees Audit (Chair) Finance
Richard (Rick) D. Moss

Richard (Rick) D. Moss most recently served as the Chief Financial Officer of Hanesbrands, Inc., a leading global basic apparel manufacturer, from 2011 until his retirement on December 31, 2017. Mr. Moss joined Hanesbrands as Senior Vice President - Finance and Treasurer and had several roles increasing in scope and complexity prior to becoming Chief Financial Officer. Prior to his roles at Hanesbrands, Mr. Moss served as CFO of Chattem Inc., a consumer products company. Mr. Moss has been a director of Nature’s Sunshine Products, Inc. since May 2018, and also serves as a director for the Center for Creative Economy. Due to Mr. Moss’ relevant experience in finance, accounting, and auditing, the Board determined he is an audit committee financial expert. With his many years of experience as a chief financial officer and executive at a public company, Mr. Moss provides the Board expertise in financial and strategic planning, mergers, acquisitions and integration of businesses following mergers and acquisitions, as well as capital allocation strategies and complex financial issues.

Skills and Qualifications:
Financial Expertise/Literacy, Financial/Capital Allocation, Executive Leadership, Mergers & Acquisitions, Risk Management, Regulatory/Compliance, Technology/Cyber-Security

| Proxy Statement for 2020 Annual Meeting	7

Age: 61 Director Since: 2017 Committees Human Resources (Chair) Nominating and Governance
John M. Murabito

John M. Murabito has served as the Executive Vice President and Chief Human Resources Officer of Cigna Corporation, a health services company, since 2003. His other Human Resources leadership roles have included Chief Human Resources Officer at Monsanto Company and Group Vice President, Human Resources for Frito-Lay, Inc., a division of PepsiCo. Mr. Murabito is a Fellow and Chair of the National Academy of Human Resources, a Member of the Boards of Trustees of the Human Resources Policy Association and the American Health Policy Institute, and serves as Chair of the Board of Trustees for Augustana College in Rock Island, Illinois. Mr. Murabito brings strong executive leadership and talent management expertise to our Board as a senior executive of a public company. He provides valuable insights on human capital, executive compensation, leadership development and succession planning to the Board.

Skills and Qualifications:
Executive Leadership, Global Experience, Mergers & Acquisitions, Talent Management, Business Ethics

The Nominating and Governance Committee recommended, and the Board approved, the nomination of Ms. Armbruster and Messrs. Fisher and Happe as Class III directors.
Discretionary authority is solicited to vote for the election of a substitute for any of the Class III director nominees (Ms. Armbruster and Messrs. Fisher and Happe) who, for any reason currently unknown, cannot be a candidate for election.
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Corporate Governance
Board Leadership Structure
Our By-Laws and Corporate Governance Policy delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Board Chair and Chief Executive Officer (“CEO”). This decision is based upon the Board’s determination of what is in the best interests of Winnebago Industries and our shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors.
The Board, as part of its continuing obligation to determine the appropriate role for the Chair, has concluded that at this time the Company should have an independent Chair. The Board concluded that this structure provides us with a strong governance and leadership structure that is designed to exercise independent oversight of members of our management team (“Management”) and key issues related to strategy and risk. Mr. Miles, an independent director, has served as Chair since June 16, 2019.
In addition, only independent directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee of the Board. Non-employee directors regularly hold executive sessions of the Board outside the presence of the CEO or any other employee under the Corporate Governance Policy that requires the Board’s independent directors to hold executive sessions at least once each year; such executive sessions are led by the Chair.
The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis. According to the Company’s Corporate Governance Policy, whenever the Chair of the Board is also the CEO or an employee of the Company, the non-employee directors shall select an independent director to preside or lead at each executive session (the “Lead Director”). The Company’s Corporate Governance Policy sets forth the authority, duties and responsibilities of any Lead Director.
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Required Committees of the Board
The Board has established standing Audit, Human Resources, Nominating and Governance and Finance Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter. A description of each committee, including its membership, principal responsibilities, and meeting frequency, is set forth below.
	Committees of the Board
	Audit	Human Resources	Nominating and Governance	Finance
Sara E. Armbruster(1)
Maria F. Blase(1)(2)
Christopher J. Braun(1)
Robert M. Chiusano(1)
William C. Fisher(1)
David W. Miles (Chair)(1)(2)
Richard D. Moss(1)(2)
John M. Murabito(1)
Number of meetings in Fiscal 2020	8	5	6	8
Conducted a self-assessment of its performance	✔	✔	✔	✔
Chair
Member
(1)	Determined to be “independent” under applicable listing standards of the New York Stock Exchange (“NYSE”).
(2)	Designated as an “audit committee financial expert” for purposes of Item 407, Regulation S-K under the Securities Act of 1933, as amended.
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Audit Committee Members Richard D. Moss, Maria F. Blase William C. Fisher David W. Miles
Each year, the committee appoints the independent registered public accountant to examine our financial statements. It reviews with representatives of the independent registered public accountant the auditing arrangements and scope of the independent registered public accountant’s examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountant regarding internal controls. Others in regular attendance for part of the Audit Committee meeting typically include: the Board Chair; the CEO; the CFO; the Senior Vice President, General Counsel, Secretary and Corporate Responsibility; and the Corporate Controller.

The Audit Committee meets at least annually with the CFO, the internal auditors and the independent auditors in separate executive sessions. The Audit Committee is also prepared to meet privately at any time at the request of the independent registered public accountant or members of our Management to review any special situation arising on any of the above subjects. The Audit Committee also performs other duties as set forth in its written charter which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com. The Audit Committee annually reviews its written charter and recommends to the Board such changes as it deems necessary.

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Nominating and Governance Committee Members William C. Fisher, Christopher J. Braun Robert M. Chiusano John M. Murabito
The Nominating and Governance Committee’s charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee’s duties to include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) establishing a process by which shareholders and other interested parties are able to communicate with members of the Board; (4) developing and recommending to the Board a Corporate Governance Policy applicable to the Company; (5) reviewing and approving Related Person Transactions (as defined below); and (6) overseeing the Company’s commitment to corporate responsibility matters, including environmental, social and governance matters.

The committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. The Nominating and Governance Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director. See also “Fiscal 2021 Shareholder Proposals” for a summary of the procedures that shareholders should follow to nominate a director.

Finance Committee Members Maria F. Blase, Sara E. Armbruster David W. Miles Richard D. Moss
The Finance Committee’s charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee’s duties to include: recommending to the Board financial policies, goals, and budgets that support the financial health, strategic goals, mission, and values of the Company, including the long-range financial plan of the Company, and annual capital budgets; evaluating major capital expenditures and financial transactions.

The Finance Committee has oversight in the following specific areas: strategic transactions, capitalization and debt and equity offerings, capital expenditure plans, financial review of business plans, rating agencies and investor relations, dividends, share repurchase authorizations, investment policy, debt management, tax strategies, and financial risk management.

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Human Resources Committee Members John M. Murabito, Sara E. Armbruster Christopher J. Braun Robert M. Chiusano
The Human Resources Committee’s charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee’s duties to include: (1) reviewing and approving corporate goals and objectives relevant to compensation of our CEO, evaluating performance and compensation of our CEO in light of such goals and objectives and establishing compensation levels for other executive officers; (2) overseeing the evaluation of our executive officers (other than the CEO) and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under our incentive compensation and equity-based plan; (4) reviewing and approving all executive officer compensation, including any executive employment agreements, severance agreements, and change in control agreements; (5) from time to time, reviewing the list of peer group companies used for compensation purposes; (6) reviewing and approving Board retainer fees, attendance fees, and other compensation, if any, to be paid to non-employee directors; (7) reviewing and discussing with Management the Compensation Discussion and Analysis section and certain other disclosures, including those relating to compensation advisors, compensation risk and the “say on pay” vote, as applicable for our Form 10-K and proxy statement; (8) preparing the committee’s annual report on executive compensation for our Form 10-K and proxy statement; and (9) overseeing policies and strategies relating to corporate culture and human capital management, including diversity, equity and inclusion.

During Fiscal 2019, Mr. Happe recommended to the Committee proposals for base salary as well as short-term and long-term incentive grants for Fiscal 2020. Following Fiscal 2020, Mr. Happe recommended Fiscal 2020 incentive payments based upon financial and individual performance results. The Committee separately considers, discusses, modifies as appropriate, and takes action on such proposals and determines the compensation of the CEO and other NEOs. See “Compensation Discussion and Analysis - Determination of Compensation - Role of Management” below for further detail.

Role of Compensation Consultants — The Human Resources Committee is authorized to retain an outside compensation consultant for matters relating to executive compensation. For Fiscal 2020, the Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”) to advise on certain executive compensation-related matters, as further described in the “Compensation Discussion and Analysis” Section.

Our Board of Directors held five regular meetings and seven special meetings during Fiscal 2020. Actions taken by any committee of the Board are reported generally to the Board of Directors at its next meeting. During Fiscal 2020, all of the directors attended more than 75% of the aggregate of Board of Directors’ meetings and meetings of committees of the Board on which
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they served. Our Corporate Governance Policy, discussed below, encourages, but does not require, Board members to attend annual meetings of shareholders. At the last annual meeting of shareholders, all of the then-current directors were in attendance.
Executive Sessions of Non-Employee Directors — Independent directors meet privately in executive sessions to consider such matters as they deem appropriate, without Management being present, as a routinely scheduled agenda item for every Board meeting and at least once a year pursuant to the requirements of the NYSE. During Fiscal 2020, all non-employee directors were independent.
Procedures With Respect to Nominations of Directors
The Nominating and Governance Committee will consider as a candidate any director who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election, and who has not reached the age of 72 years prior to the date of re-election to the Board, as well as any other person who is appropriately recommended by any shareholder. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.
In considering a potential nominee for the Board, candidates also will be assessed in the context of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, the Nominating and Governance Committee will consider diversity (including, but not limited to, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company in order to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process, without regard to race, religion, gender, national origin or other protected category, and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.
The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board and Audit Committee to meet the criteria as an “audit committee financial expert” as defined by SEC rules.
Sara E. Armbruster was appointed a Class III member of the Board of Directors, effective December 18, 2019. The Nominating and Governance Committee led the process for selecting the director nominee and recommending the selected nominee to the Board. A third-party search firm, Russell Reynolds Associates, assisted the Nominating and Governance Committee with its recruitment efforts and identified Ms. Armbruster as a candidate due to a number of factors, including her substantial experience in strategy, innovation, information technology, and digital transformation. The search firm recommended candidates that satisfied the Board’s criteria. The search firm also provided research and pertinent information regarding candidates, as the Committee requested.
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Policy and Procedures With Respect to Related Person Transactions
The Board of Directors adopted the Winnebago Industries, Inc. Related Person Transaction Policy and Procedures, which provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each employee who is an immediate family member of a director or executive officer and whose compensation exceeds $120,000. The Nominating and Governance Committee has delegated authority to its Chair to act between committee meetings. The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than:
(1)	competitively bid or regulated public utility services transactions,
(2)	transactions involving trustee type services,
(3)	transactions in which the Related Person’s interest arises solely from ownership of our equity securities and all equity security holders received the same benefit on a pro rata basis,
(4)	an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if:
(i)	the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules; or
(ii)
the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services if the executive officer was a NEO, as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors, or

(5)	if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.
“Related Person” is defined as (1) each director, director nominee and executive officer, (2) 5% or greater beneficial owners, or (3) immediate family members of the foregoing persons.
The Nominating and Governance Committee will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy. Under the policy, the Chair of the Nominating and Governance Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000.
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The policy recognizes that certain Related Person Transactions are in our and our shareholders’ best interests. Each of the following Related Person Transactions are deemed to be pre-approved by the Nominating and Governance Committee pursuant to the policy, even if the aggregate amount involved will exceed $120,000:
•
Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares or other equity securities, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues.

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by Winnebago Industries or the Winnebago Industries Foundation to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an officer), if the aggregate amount involved does not exceed $100,000.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Governance Committee will consider the relevant facts and circumstances, including (if applicable) but not limited to: whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person’s interest in the transaction, and whether the proposed Related Person Transaction is in compliance with or would require disclosure under applicable SEC rules and regulations, NYSE listing requirements and our policies.
The policy provides for the annual pre-approval by the Nominating and Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. During Fiscal 2020, the only related party transactions involved Donald Clark and Matthew Miller, two of our executive officers. Donald Clark has a 20% ownership interest in Three Oaks, LLC, an entity which owns the land and buildings that Grand Design RV, LLC (“Grand Design”) leases in order to operate its business. These related party transactions consist of the following: (i) Grand Design has paid $818,040 to Three Oaks, LLC under its lease with Three Oaks, LLC that was entered into on November 8, 2016 and amended on February 7, 2018 and October 4, 2019, and (iii) Grand Design has paid $900,000 to Three Oaks, LLC under its other existing lease with Three Oaks, LLC, which was entered into on October 2, 2016 and amended on October 4, 2019, for a total of $1,718,040 paid to Three Oaks, LLC during Fiscal 2020 under its leases with them. Matthew Miller’s brother-in-law owns a construction business (“John Mast Construction”) that provided construction services to Newmar during Fiscal 2020. The construction services provided by John Mast Construction were for a construction project that was underway at the time of our acquisition of Newmar. In Fiscal 2020, the Company paid a total of $1,350,000 to John Mast Construction for these construction services. Each of these transactions with Three Oaks, LLC and John Mast Construction was approved by the Nominating and Governance Committee or the full Board.
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Corporate Governance Policies and Code of Conduct
The Board of Directors has adopted a Corporate Governance Policy and written charters for its Audit Committee, Human Resources Committee, Nominating and Governance Committee and Finance Committee.
On August 15, 2018, the Board of Directors adopted a revised Code of Conduct applicable to all of our directors, officers, employees and business partners, which superseded the Company’s previous Code of Ethics. The revised Code of Conduct incorporates a number of revisions intended to make the document more accessible, broadly applicable, comprehensive and current.
On April 21, 2020, the Company published its inaugural Human Rights Policy. The Human Rights Policy, which is applicable to all of our directors, officers, employees and business partners, describes the Company’s commitment to upholding and promoting fundamental human rights, including with respect to maintaining a safe and healthy workplace, a respectful work environment, diversity and inclusion, and fair labor practices.
These policies, charters, codes and other items relating to our governance are available on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Senior Vice President-General Counsel, Secretary and Corporate Responsibility, 13200 Pioneer Trail, Suite 150, Eden Prairie, MN 55347. Information contained on our Web Site is not incorporated into this Proxy Statement or other securities filings.
Director Independence
Under our Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence. The Board must determine, based on a review of the relevant facts and circumstances, whether each director satisfies the criteria for independence. The Board undertook an annual review of director and director nominee independence. During this review, the Board considered a variety of relevant facts and circumstances, including a review of all transactions and relationships between each director and director nominee or any member of his immediate family and the Company and its subsidiaries and affiliates known to the Company. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder).
The purpose of this review was to determine whether any such relationships or transactions existed or exist that were inconsistent with a determination that the director or nominee is independent. As part of the Board’s assessment of Mr. Murabito’s independence, the Board considered that the Company purchased medical insurance benefits for the Chris-Craft business from Cigna, where Mr. Murabito serves as an executive officer, in Fiscal 2020. Since the amount involved in these transactions was less than 1% of both our and Cigna’s annual revenues, Mr. Murabito was not personally involved in these transactions and he receives no particular benefit related to these transactions, the Board concluded that these transactions did not impair Mr. Murabito’s independence. As a result of this review, the Board, at its meeting in October 2020, affirmatively determined that each of Ms. Blase (Class I director), Mr. Braun (Class I director), Mr. Miles (Class I director), Mr. Chiusano (Class II director), Mr. Moss (Class II director), Mr. Murabito (Class II director), Ms. Armbruster (Class III director) and Mr. Fisher (Class III
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director), are independent as defined by the relevant provisions of applicable law and the NYSE listing standards, and that each independent director has no material relationship with Winnebago Industries. As a result of this review, the Board determined that a majority of directors are independent.
All members of the Audit Committee, Human Resources Committee, Nominating and Governance Committee and Finance Committee are independent under any additional independence requirements applicable to such committees under the NYSE and SEC standards.
Mr. Happe (Class III director) is not independent because of his employment as CEO and President of the Company.
Shareholder and Other Interested Party Communications with Directors
Shareholders and other interested parties who desire to communicate with our directors or a particular director may write to: Winnebago Industries, Inc., Attn: Senior Vice President-General Counsel, Secretary and Corporate Responsibility, 13200 Pioneer Trail, Suite 150, Eden Prairie, MN 55347; or e-mail: SLBogart@winnebagoind.com. All communications must be accompanied by the following information (i) if the person submitting the communication is a shareholder, a statement of the number of shares of Common Stock that the person holds; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-employee directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity of a shareholder, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested parties to the Board of Directors will be reviewed by the Senior Vice President-General Counsel, Secretary and Corporate Responsibility, or such other person designated by all non-employee directors of the Board, and if they are relevant and appropriate, they will be forwarded to the Board Chair or applicable Board member or members as expeditiously as reasonably practicable.
Risk Management Oversight Process
We face a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board reviews and monitors our processes for identification, management and mitigation of risk by our Management and assesses whether our processes are adequate and functioning as designed.
Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and the standing committees of the Board: the Audit Committee, the Human Resources Committee, the Nominating and Governance Committee and the Finance Committee. These standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The Board and these committees receive information used in fulfilling their oversight responsibilities through our executive officers and other advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we have engaged from time to time.
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At meetings of the Board, Management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and Management actively engage in discussion on these topics. Each of the committees also receives reports from Management regarding matters relevant to the work of that committee. These Management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.
Hedging and Pledging
Hedging transactions, by offsetting against the market value of our stock, can reduce exposure to changes in the value of our stock and can thereby reduce alignment with the interests of our shareholders. Under our hedging and pledging policy included in our Insider Trading Policy, as revised in October of 2019, all directors, officers, and employees, including their family members and designees, are prohibited at all times from (i) holding any Company securities in a margin account or pledging Company securities as collateral for a loan; (ii) engaging in transactions in puts, calls, or other derivative transactions relating to the Company’s securities; (iii) short-selling securities of the Company; and (iv) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of any equity securities of the Company. The prohibition on hedging does not restrict general portfolio diversification transactions or investments in broad-based index funds.
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Director Compensation
Beginning in Fiscal 2018 and continuing through Fiscal 2020, the Human Resources Committee engaged Semler Brossy to analyze the total compensation paid to the Board of Directors. Semler Brossy assisted the Committee in reviewing the market data and made recommendations regarding the types and amounts of compensation the Company pays its non-employee directors. The Committee approved increases to the non-employee directors’ compensation beginning in Fiscal 2019 and continuing in Fiscal 2020, as well as temporary compensation reductions, in each case as described below.
Employee directors receive no additional compensation for serving on the Board or its committees. During Fiscal 2019, each of our non-employee directors received an annual retainer of $75,000 payable quarterly, a restricted stock unit award valued at $95,000, and reimbursement of expenses incurred in attending Board and committee meetings. Due to their increased responsibilities and duties, the Chair of the Board received an additional annual retainer of $40,000, the Audit Committee Chair received an additional annual retainer of $10,000, and the Chairs of the other Board committees also received an additional annual retainer of $5,000. Commencing with the October 2019 restricted stock unit grant, the restricted stock unit award was increased to $110,000, a $15,000 increase over the prior year, and the annual retainer for the Chair of the Board and of each committee was increased by $5,000, to $45,000 for the Chair of the Board, $15,000 for the Audit Committee Chair, and $10,000 for the Chairs of the other Board committees.
Effective from April 1, 2020 through the remainder of Fiscal 2020, the annual cash retainer for non-employee directors, including for chair roles, was reduced by 25%. This voluntary reduction was approved by the Board on April 1, 2020, and was taken in response to the economic disruption created by the novel coronavirus (“COVID-19”). On August 19, 2020, the Committee recommended, and the Board approved, the reinstatement of the annual cash retainer to 100% of the pre-COVID-19 levels, effective Fiscal 2021.
Director equity awards are granted prospectively for the upcoming year. This means that any new directors will receive a prorated award at the next regularly scheduled Board meeting, if the next regularly scheduled Board meeting is not the meeting at which annual awards are granted. Directors who joined prior to this time will receive an award of the annual grant prior to separation of service from the Board.
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Director Compensation Table
The following table sets forth the total compensation paid to each non-employee director for Fiscal 2020, other than reimbursement for travel expenses:
Director	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Sara E. Armbruster	$45,010	$77,000(5)	—	$122,010
Maria F. Blase	76,146	110,000	—	186,146
Christopher J. Braun	67,188	110,000	—	177,188
Robert M. Chiusano	67,188	110,000	—	177,188
William C. Fisher	76,146	110,000	—	186,146
David W. Miles	107,500	110,000	—	217,500
Richard D. Moss	80,625	110,000	—	190,625
John M. Murabito	76,146	110,000	—	186,146
(1)	Our directors may elect to receive retainer fees in cash or may defer their retainer fees into the Directors’ Deferred Compensation Plan.
(2)
The Chair of the Board receives an additional $45,000 retainer per year, the Audit Committee Chair receives an additional $15,000 retainer per year, and the Chairs of the other Board committees receive an additional $10,000 retainer per year, each of which are reflected in these figures.

(3)
These awards, with the exception of Ms. Armbruster’s award, are valued at $37.33 per share, the closing stock price on October 9, 2019, the date of the restricted stock grant. Ms. Armbruster’s award is valued at $48.72 per share, the closing stock price on December 18, 2019, the date of the restricted stock grant.

(4)	None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more.
(5)	Ms. Armbruster received a prorated restricted stock unit grant upon her election to be a director on December 18, 2019, reflecting the portion of Fiscal 2020 that Ms. Armbruster served as a director.
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Non-Employee Director Equity Awards Outstanding as of August 29, 2020
As of August 29, 2020, our non-employee directors held the restricted stock awards and stock units set forth below. The stock units in the right column were granted under the Directors’ Deferred Compensation Plan described below.
Director	Restricted Stock Awards / Units	Deferred Stock Units
Sara E. Armbruster	1,580	—
Maria F. Blase	5,944	—
Christopher J. Braun	10,684	—
Robert M. Chiusano	26,184	27,069
William C. Fisher	16,684	7,851
David W. Miles	10,684	1,951
Richard D. Moss	8,084	—
John M. Murabito	8,084	—
Director Ownership Guidelines
Our Corporate Governance Policy requires us to maintain guidelines encouraging non-employee director stock ownership. The guidelines currently in effect require non-employee directors to hold Common Stock, stock units or other equity equivalents having a market value of at least 500% of their annual cash retainer of $75,000 (as well as any additional cash retainer amounts earned relating to his or her chair positions), and that they attain this level of stock ownership within five years of becoming a director. Based on the holdings noted above, all non-employee directors have met this goal, or are on track to meet this goal, within the prescribed five-year time frame.
Directors’ Deferred Compensation Plan
Directors may participate in the Winnebago Industries, Inc. Directors’ Deferred Compensation Plan (as amended, the “Directors’ Deferred Compensation Plan”), which enables non-employee directors (the “participants”) to receive compensation for board service in a form other than as direct payments and to defer taxes on such compensation.
A participant may elect to apply either 50% or 100% of his or her annual cash retainer amounts to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units,” and 100% of his or her equity award as deferred compensation in the form of “Winnebago Stock Units.”
Money Credits are units credited in the form of dollars in accordance with the participant’s election to such participant’s account established by the Company. The Money Credits accrue interest from the credit date. Presently, the interest rate to be applied to the participant’s Money Credits is the 30-year Treasury bond yield as of the first business day of the plan year.
Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the participant’s annual deferral election. The shares of our Common Stock issued in connection with our Directors’ Deferred Compensation Plan consists of our treasury
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shares and like all of our Common Stock, generally, will accrue dividends, if any, paid by us on our Common Stock. Winnebago Stock Units will be recorded in such participant’s account on the basis of the closing price of a share of our Common Stock on the NYSE on the date upon which the account is credited.
The Winnebago stock units credited to participant’s accounts are included in the Common Stock ownership table under the caption “Voting Securities and Principal Holders Thereof.” The directors, however, do not have any rights to vote or dispose of any shares of Common Stock underlying the stock units until their service as director ends or upon his or her attainment of age 69-1/2 while serving as a director.
In the event of a “change of control" of the Company, as defined in the Directors’ Deferred Compensation Plan, a participant generally will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control.
Director Annual Equity Grants
The Fiscal 2020 equity awards granted in October 2019 were made pursuant to the Winnebago Industries, Inc. 2019 Omnibus Incentive Plan, which limits the aggregate grant date fair value of all equity awards to a non-employee director during a calendar year to not more than $300,000, excluding awards granted at a director’s request in lieu of cash retainers or other fees payable in cash.
Beginning with the Fiscal 2019 annual equity awards, we began to grant restricted stock units rather than restricted stock to our non-employee directors. Also, each director equity award, awarded in the form of restricted stock units, will vest approximately one year from the date of the applicable grant, provided that participants are restricted from selling, pledging or transferring the Common Stock underlying the vested restricted stock units until the date the participant separates from service on the Board. In the event that a participant terminates his or her service as a director prior to the vesting of the underlying restricted stock unit award, the award will be forfeited by the director. Directors also may elect to defer settlement of their vested restricted stock units until the director’s service to the Company terminates.
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Proposal 2: Approval of Executive Compensation (the “Say on Pay” Vote)
The Dodd-Frank Act requires the Board to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote. At the 2017 Annual Meeting, the shareholders determined that the Say on Pay vote would be held annually.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives. The Board believes the compensation of the NEOs outlined in the Proxy Statement is appropriate based upon the performance of the Company.
While the Board of Directors and especially the Human Resources Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature.
✔	YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING, ON A NON-BINDING, ADVISORY BASIS, FOR APPROVAL OF THE EXECUTIVE COMPENSATION AS OUTLINED IN THE PROXY STATEMENT FOR THE REASONS DISCUSSED ABOVE.

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Executive Compensation
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to our named executive officers (“NEOs”). The following individuals are our NEOs for Fiscal 2020:
•	Michael J. Happe, CEO and President
•	Bryan L. Hughes, CFO; Senior Vice President, Finance, IT and Strategic Planning
•	Stacy L. Bogart, Senior Vice President, General Counsel, Secretary and Corporate Responsibility
•	Donald J. Clark, President, Grand Design
•	Brian D. Hazelton, Senior Vice President, Winnebago-brand RVs
Executive Summary
Executive Compensation Philosophy and Program Objectives
The Human Resources Committee (the “Committee”) believes that the most effective compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the shareholders by rewarding performance above established thresholds, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Compensation Peers (as defined below). Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that reward performance as measured against established goals.
The Committee has worked with management and Semler Brossy to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering our strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:
•	Align the interests of Management with those of shareholders;
•	Provide fair and competitive compensation;
•	Integrate compensation with our business plans;
•	Reward both business and individual performance; and
•	Attract and retain key executives critical to our success.
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These objectives emphasize pay for performance by providing an incentive opportunity for performance that meets or exceeds company objectives.
Fiscal 2020 Performance Highlights
The following are highlights of the Company’s financial performance in Fiscal 2020 ($ in thousands). Performance across each of these metrics was driven by strong consumer demand for each of our RV and Marine products and the results from our acquisition of Newmar Corporation in November of 2019. The impact of COVID-19, and specifically a temporary enterprise-wide shutdown of our facilities in April of 2020, had a material impact on the annual 2020 financial results and more than offset the strong consumer demand and improved profitability in our organic business units.
	Incentive Plan		Performance(1)
Measure	Annual	Long-Term(2)	1-year	3-year(3)
Net Revenue	✔	✔	$ 2,355,533	$ 6,358,036
Operating Income	✔	✔	$113,762	$452,375
Net Working Capital	✔		14.0%
Average Return on Equity (ROE)		✔		16.7%
(1)
When determining the level of actual performance for the Long-Term Incentive Plan, the Committee excluded the impact of certain events not contemplated when creating the initial targets. There were no adjustments to net revenue or to net working capital. The average ROE and operating income metrics were adjusted for the Long-Term Incentive Plan to exclude the following: (i) the net financial impacts of the Chris-Craft and Newmar acquisitions, (ii) the transaction costs associated with the acquisitions of Chris-Craft and Newmar, (iii) the net impact of the Tax Cuts and Jobs Act enacted on December 22, 2017, and (iv) restructuring costs in Fiscal 2020. No adjustments were made to the actual performance metrics for the Annual Incentive Plan.

(2)
This column shows the metrics used for the 2018-2020 Long-Term Incentive Program (“LTIP”), which consist of 40% average return on equity, 30% net revenue, and 30% operating income. The metrics for the 2019-2021 LTIP include 50% average return on invested capital (“ROIC”) and 50% cumulative adjusted earnings per share (“Adjusted EPS”), while the metrics for the 2020-2022 LTIP include 50% average ROIC and 50% cumulative Adjusted EPS.

(3)	This column shows performance for the period from Fiscal 2018-2020.
Impact of Performance on Fiscal 2020 Compensation
The compensation of our NEOs in Fiscal 2020 was directly impacted by our financial performance and total shareholder returns:
Performance Objective		Link to 2020 Compensation
Financial	•
For all NEOs other than Mr. Clark, 75% of 2020 annual incentive awards was based on achieving targeted levels of net sales growth (40%), operating income (50%), and working capital (10%) at either the company or business unit level. The other 25% was tied to individual metrics aligned with goals deemed important to advancing business objectives.

	•	Pursuant to the terms of his employment agreement, Mr. Clark’s incentive compensation is tied 100% to the pretax net income of the Grand Design business that is part of our Towable segment.
	•	In addition, vesting for the Fiscal 2018-2020 LTIP awards was tied 50% to our three-year average ROIC and 50% to our three-year cumulative Adjusted EPS.
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Performance Objective		Link to 2020 Compensation
Total Shareholder Returns	•	With the exception of Mr. Clark, 39.5% of our NEO compensation on average was delivered in the form of company equity awards (62% in the case of our CEO).
	•	15% of the annual equity grants made in Fiscal 2020 were in the form of stock options, which only have value to the executive if the value of the Company grows for our shareholders.
The Company’s financial performance for Fiscal 2020 is shown in the “Fiscal 2020 Performance Highlights” table on page 31. Based on our performance as measured against predefined goals, the 2018-2020 LTIP paid out at 54.67% of target, and the Fiscal 2020 annual incentive plan paid out as follows for all NEOs, except for Mr. Clark: 50% of target for Mr. Happe, 70% of target for Mr. Hughes, 62.5% of target for Ms. Bogart, and 67.5% of target for Mr. Hazelton.
Mr. Clark received a cash and stock incentive award of $5,515,397 for Fiscal 2020, of which $5,239,627 was paid in cash and $275,770 was paid in restricted stock units for Fiscal 2020 performance. This represents a 6.4% increase compared to Fiscal 2019, based on the strong performance of Grand Design during Fiscal 2020. The cash incentive was paid in four quarterly installments with respect to Fiscal 2020, and the restricted stock units were issued in October 2020.
Other Pay and Governance Practices
The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and shareholder interests:
What we do	What we don’t do
✔ Tie the majority of target total compensation to performance
✔ Provide appropriate mix of fixed and variable pay to reward company, line of business, and individual performance
✔ Align executive interests with the interests of the shareholders through equity-based awards
✔ Maintain a “clawback” policy, applicable to our executive officers’ incentive awards, which provides for the recoupment of incentive compensation payouts following certain financial restatements or in the event of certain misconduct
✔ Align our performance goals and measures with our strategy and operating plan
✔ Maintain meaningful executive and director stock ownership guidelines
✔ Conduct annual “say-on-pay” advisory votes
✔ Use an outside, independent third-party advisor to provide objective compensation advice

✘ Provide excessive severance benefits to our executive officers
✘ Provide excise tax gross-ups upon change in control
✘ Grant equity awards subject to automatic acceleration of vesting (i.e., “single-trigger”) upon change in control (as of Fiscal 2019)
✘ Allow for hedging or speculative trading of Company securities by executives or directors
✘ Reprice options without shareholder approval
✘ Provide significant perquisites
✘ Allow for pledging by our executives and directors

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Impact and Response to COVID-19
During Fiscal 2020, COVID-19 created significant social and economic disruption, both nationally and globally. This disruption materially impacted our operations and financial performance, leading management to institute a temporary enterprise-wide shutdown of our facilities in April of 2020. This shutdown was taken to promote the safety of our employees and the communities in which we operate.
On April 1, 2020, the Committee also recommended certain reasonable reductions in the compensation of the Company’s leadership, as both a contribution towards the continued strength of the Company, as well as in fairness to any non-leadership employees who were asked to make economic sacrifices as a result of the COVID-19 disruption. Compensation reductions affecting our directors and NEOs were approved by our Board with an effective date of April 1, 2020, and are described below:
•	Reduced the Board of Directors cash retainer, including cash retainer for chair roles, by 25%
•	Reduced Mr. Happe’s base salary by 25%
•	Reduced the financial performance component of Mr. Happe’s OICP award to 0%
•	Reduced the base salary of all NEOs (other than Mr. Clark) by 15%
In light of the Company’s strong performance and resilience, and to serve an increased demand for outdoor recreation, on August 19, 2020, the Committee recommended, and the Board approved, the reinstatement of base salaries and cash retainers to 100% of the pre-COVID-19 levels, effective as of the end of Fiscal 2020.
Advisory Vote on Executive Compensation
At our 2019 Annual Meeting of Shareholders, our shareholders voted to approve on an advisory basis the compensation of our NEOs. 98.6% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation. The Committee determined that our current executive compensation philosophy and compensation elements continued to be appropriate. We conduct regular investor outreach in the form of investor calls, attendance at investor conferences, execution of non-deal roadshows, and hosting of quarterly earnings calls with open Q&A. We continue to evaluate and refine our compensation programs on a regular basis, and view the advisory vote as a helpful gauge of our compensation design.
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Elements of Fiscal 2020 Compensation
The table below lays out the Fiscal 2020 compensation elements for all NEOs other than Mr. Clark.
	Element	Mechanics	Rationale
Paid in Cash	Salary	Weekly payments Values correspond to experience and job scope	Provides competitive fixed pay to attract employees
Officers Incentive Compensation Plan (OICP)
Annual payout tied to performance against pre-determined metrics and goals across a one-year performance period
For Fiscal 2020, the metrics included:
• 75% financial objectives
  ○ 40% Net Sales Growth
  ○ 50% Operating Income
  ○ 10% Net Working Capital
• 25% Individual Objectives
Payouts range from 0% - 200% of a pre-determined target value
Incentivizes achievement of key annual objectives at an enterprise-wide or individual business unit level - driving progress towards achievement of long-term initiatives
Paid in Equity	Performance Share Units / Long-Term Incentive Program (LTIP)
50% of all annual equity awards
For the Fiscal 2020-2022 performance period, payouts are tied to performance against pre-determined goals across a three-year performance period
The metrics consist of:
• 50% Average Return on Invested Capital
• 50% Cumulative Adjusted EPS
Payouts range from 0% - 200% of a pre-determined target value
Rewards for achievement of specific long-term financial objectives Aligns NEOs’ interest with long-term shareholder value creation
	Stock Options	15% of all annual equity awards Stock options can be exercised over ten years and vest over three years in equal installments	Aligns NEOs’ interest with long-term shareholder value creation as measured by appreciation in stock price from the date of grant
	Restricted Stock Units	35% of all annual equity awards Restricted stock units vest over three years in equal installments	Aligns NEOs’ interest with long-term shareholder value creation Encourages executive retention
In connection with our acquisition of Grand Design, we entered into an employment agreement with Mr. Clark in November 2016, which expired per its terms on August 31, 2019. On June 19, 2019, we entered into an amended and restated employment agreement with Mr. Clark which extended his employment term to August 31, 2023. Under both the previous and current employment agreements, Mr. Clark is paid an annual base salary of $400,000, and is eligible to
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receive an incentive bonus pursuant to the pre-existing Grand Design Management Incentive Plan. Payment under this plan is 100% dependent on pre-tax net income performance of the Grand Design business, a part of our Towable segment, and, beginning in Fiscal 2020, is payable 95% in cash and 5% in restricted stock units of the Company, which units are subject to a 3-year vesting schedule. In Fiscal 2021, Mr. Clark’s incentive bonus will be payable 90% in cash and 10% in restricted stock units and in Fiscal 2022 payable 85% in cash and 15% in restricted stock units. Mr. Clark is not eligible to participate in any other Winnebago cash or stock incentive program.
Performance-based Pay Mix
Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of established business objectives and shareholder value creation. In Fiscal 2020, 83% of our Chief Executive Officer’s total target compensation and 64% of the average total target compensation of our other NEOs was performance-based pay, including annual incentive compensation and annual equity grants, with a significant emphasis on long-term performance and shareholder value creation. The following charts illustrate the components of our Chief Executive Officer’s Fiscal 2020 total target compensation, as well as the components of the average total target compensation for our other NEOs in Fiscal 2020, excluding Mr. Clark. Total target compensation includes current Fiscal 2020 annualized base salary, target annual incentive compensation, and the grant date fair value of our annual equity grants made in Fiscal 2020, as reported in the Summary Compensation Table (and excludes benefits and other compensation).

(1)	Excludes Mr. Clark.
Determination of Compensation
Role of the Human Resources Committee
The Committee is responsible for reviewing and approving, on an annual basis, the corporate goals and objectives with respect to the compensation of all of our executive officers, as described in the Committee Charter. The Committee relies on its own review and the advice of its independent compensation consultant in establishing executive officer pay. The Compensation Committee seeks the input of the CEO in making executive officer pay decisions for all executives other than himself, but the Committee makes all decisions.
In October 2019, the Committee approved annual incentive performance objectives for Fiscal 2020 based upon the business plan for the year. In December 2019, the Committee increased the performance objectives to incorporate the expected performance of Newmar for the remainder of the year. In December 2019, the Committee also granted long-term incentive awards to our
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executive officers under the 2019 Omnibus Incentive Plan (the “2019 Plan”), which was approved by the shareholders at the 2018 Annual Meeting, including LTIP performance share units, stock options and restricted stock units. After the completion of Fiscal 2020, the Committee (i) approved 2020 annual incentive payouts for our NEOs based on achievement of the performance objectives established at the beginning of the year, and (ii) certified achievement of performance objectives with respect to the LTIP performance share awards granted to then-current executives in Fiscal 2018 that had a performance period running from Fiscal 2018-2020.
Role of the Compensation Consultant
The Committee retained Semler Brossy as its independent executive compensation consultant for Fiscal 2020.
Retained by and reporting directly to the Human Resources Committee, Semler Brossy provided the Committee with assistance in evaluating Winnebago’s executive compensation programs and policies, and, where appropriate, assisted with the revision of elements of the programs. The scope of the consultant’s support included:
•	Review of annual and long-term incentive designs and assistance with determination of annual and long-term incentive awards, including Fiscal 2020 payouts
•	Review of the total compensation program, including competitive peer group analysis and analysis of executive pay levels in relation to broader market survey data
•	Review information provided to the Committee by management
•	Develop recommendations with respect to CEO compensation decisions and provide advice to the Committee on the compensation decisions affecting all executives, including the NEOs
•	Attend and participate in Committee meetings as requested by the Committee
•	Report on compensation trends and best practices, plan design, and the reasonableness of individual compensation awards
•	Assist the Committee in reviewing the Board’s compensation annually and assessing its competitiveness relative to market
•
Assist the Committee in assessing the extent to which the Company’s compensation policies and practices promote reasonable and appropriate risk-taking behavior by management and avoid excessive risk-taking behavior

•	Provide a consultant independence and conflicts of interest assessment
•	Meet with the Committee and/or its members without management present
Semler Brossy did not provide any services to us other than those detailed above. The Committee determined that no conflicts of interest exist with respect to Semler Brossy serving as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s and NYSE’s rules.
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Role of Management
Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary and target incentives, incentive awards and equity awards for each executive officer other than himself. This recommendation is considered by the Committee, which makes its own ultimate determinations.
The Human Resources Department provides additional analysis and guidance as requested by the Committee related to NEO compensation, including the following:
•
Developing, summarizing and presenting information and analyses to enable the Human Resources Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee

•	Attending Committee meetings as requested to provide information, respond to questions and otherwise assist the Committee
•
Assisting the CEO in making preliminary recommendations of base salary structure, annual and LTI program design and target award levels for the NEOs and other employees eligible to receive annual incentive awards.

Pay Positioning and Compensation Peers
When setting Fiscal 2020 compensation, the Committee focused on trying to set pay levels, in the aggregate, within a competitive range of the market median. Some roles may be higher or lower in the competitive range based on performance, tenure in role, or other internal considerations. Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee does not use the median as a formula to determine compensation or as a fixed target.
The Committee establishes an individual annual bonus and equity incentive target opportunity for each NEO based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the incentive plan. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of our performance relative to the LTIP measures and our stock price performance.
In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to a peer group of similarly sized companies (which we refer to collectively as our Compensation Peers). For Fiscal 2020, the Committee used the following set of companies that were determined to have similarly sized revenues and market values.
Compensation Peers
Altra Industrial Motion	Patrick Industries
Blue Bird	Polaris
Brunswick	REV Group
Commercial Vehicle Group	Shiloh Industries
Cooper-Standard	Spartan Motors
Federal Signal	Standard Motor Products
Gentherm Incorporated	Tennant Company
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Compensation Peers
Harley-Davidson	The Toro Company
Hyster-Yale	Thor Industries
LCI Industries	Wabash National
Malibu Boats
Based on a review conducted by Semler Brossy, the Committee made the following changes to the peer group for setting compensation levels for Fiscal 2021 with the intent to better reflect our current business dynamics:
Removed (3 companies)	Added (3 companies)
Commercial Vehicle Group	Donaldson Company
Gentherm Incorporated	Meritor
Shiloh Industries	The Timken Company
Fiscal 2020 NEO Compensation Decisions
Base Salary
We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities. The base salaries of our executives are also determined by considering such factors as:
•	Experience of the executive
•	Time in position
•	Individual performance
•	Level of responsibility for the executive
•	Economic conditions, Company performance, financial condition and strategic goals
•	Competitive market data provided by the Committee’s independent compensation consultant
In general, base salary determinations are considered each year as part of the Committee’s review process as well as upon a promotion or other change in job responsibility. Base salary is also used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below.
In December 2019, as a result of a review of performance, consideration of the above referenced factors, and with input from the independent compensation consultant and our CEO, the Committee recommended and approved the following increases for Fiscal 2020:
Name	Fiscal 2020 Salary	Fiscal 2019 Salary	% Increase
Michael J. Happe	$900,000	$700,000	28.6%
Bryan L. Hughes	507,000	490,000	3.5%
Stacy L. Bogart	440,500	427,499	3.0%
Donald J. Clark	400,000	400,000	0.0%
Brian D. Hazelton	491,500	477,400	3.0%
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After a review of the competitive market data provided by the Committee’s independent compensation consultant, and after a review of the Company’s financial performance and gains in market share, revenue and operating income since the inception of Mr. Happe’s employment with the Company, his experience in the position of Chief Executive Officer and the increased size and complexity of the Company, the Committee decided to increase Mr. Happe’s base salary to $900,000 for Fiscal 2020, a 28.6% increase over his Fiscal 2019 base salary.
Effective from April 1, 2020 through the remainder of Fiscal 2020, the base salary of each of our NEOs (with the exception of Mr. Clark) was reduced by 15%, or, in the case of Mr. Happe, 25%. These temporary reductions were approved by the Board on April 1, 2020, and were taken in response to the economic disruption created by COVID-19. These reductions in base salary did not impact the calculation of incentive compensation or equity awards.
Annual Incentive Plan - Officers’ Incentive Compensation Plan (OICP)
The OICP is designed to motivate and reward the successful completion of our annual performance goals as set by the Committee. The amount of the participants’ incentive compensation earned for a given fiscal year is calculated under the OICP to be in direct proportion to our financial performance expressed as a percentage (Financial Factor) against compensation targets for each participant as determined by the Committee. OICP awards are earned to the extent we meet or exceed annual financial targets as well as business unit and individual performance goals.
Each NEO, except for Mr. Clark, is eligible for a target award, denominated as a percentage of Fiscal 2020 base salary. NEOs may earn from 0% of the target award under the OICP up to a maximum of 200% of the target award. In setting the target award percentages for the NEOs, the Committee considers competitive data in the compensation peer studies, individual performance evaluations, and internal equity factors.
Fiscal 2020 OICP
Net sales, operating income, net working capital, and individual objectives related to each NEO’s particular responsibilities were chosen by the Committee as the performance measurements under the OICP for Fiscal 2020. The Committee selected these as key performance metrics because they are closely aligned with the business strategy. These metrics are described further below.
Financial Performance Metrics (75% of OICP for Ms. Bogart and Messrs. Happe, Hughes and Hazelton)
•	Net Sales (40%) - focuses on overall enterprise and business unit growth and also drives customer focus
•	Operating Income (50%) - reinforces the importance of profitable growth across the enterprise
•	Net Working Capital (10%) - helps measure overall financial health of the enterprise
Individual objectives (25% of the OICP for Ms. Bogart and Messrs. Happe, Hughes and Hazelton) provide actionable and measurable objectives controllable by the individual to achieve financial and non-financial goals.
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For corporate NEOs, Ms. Bogart and Messrs. Happe and Hughes, the OICP financial metrics were measured against enterprise-wide performance. For business unit heads, including Mr. Hazelton, the OICP financial metrics were measured against both enterprise-wide and specific business unit performance. Mr. Clark does not participate in the OICP.
Individual goals for our NEOs during Fiscal 2020 included the following:
For Mr. Happe, to continue to build a high-performance culture, strengthen and expand the core RV business, elevate the importance of excellence in operations, foster innovation and digital engagement, and pursue expansion to profitable new markets.
For Mr. Hughes, to achieve targeted working capital improvements, efficiently progress the Company’s enterprise resource planning implementation, develop an improved strategic planning cycle, support inorganic growth initiatives, and optimize the Company’s cost of capital and tax rate.
For Ms. Bogart, to champion a culture of corporate responsibility, accelerate strategic philanthropy, promote diversity, equity and inclusion, leverage technology to increase efficiency and integrate Newmar’s legal and compliance functions.
For Mr. Hazelton, to oversee the launch of new products within the Class A and B product categories, reorganize certain segments of talent and promote talent development in key areas, create a culture of philanthropy, and promote diversity, equity and inclusion.
In October of 2020, the Committee evaluated performance against the Financial Performance Metrics and determined that the net sales and operating income metric thresholds were not achieved and that the net working capital metric was achieved, resulting in a 10% payout for these metrics.
The table below reflects the Fiscal 2020 OICP financial metric payout threshold and target as well as our performance against this metric ($ in thousands):
Enterprise-Wide Financial Performance (75% of the OICP for Ms. Bogart and Messrs. Happe,(1) Hughes and Hazelton)(2)(3)
Metric	Weight	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2020 Performance	Actual Payout % (Weighted)
Net Sales	40%	$2,387,790	$2,600,038 – 2,706,162	$2,918,410	$2,355,533	0.0%
Operating Income	50%	$142,626	$172,282 – 184,282	$213,938	$113,762	0.0%
Net Working Capital	10%	15.3%	14.2% – 13.6%	12.5%	14.0%	10.0%
Total Payout Percentage						10.0%
(1)	Mr. Happe voluntarily reduced the enterprise-wide financial performance component of his OICP to 0%, in response to the economic disruption created by COVID-19.
(2)
Each of the NEOs, other than Mr. Clark, also have 25% of his or her target bonus opportunities tied to individualized objectives, which are assessed by the CEO (or, the Committee, in the case of the CEO), and the proposed bonus amount is approved by the Committee.

(3)
52.5% of the OICP (i.e., 70% of his 75% Enterprise-Wide Financial Performance) for Mr. Hazelton is based upon the following Motorhome business unit performance metrics: (i) 40% Net Sales, (ii) 40% Operating Income and (iii) 20% Net Working Capital.

The Committee then considered and reviewed the CEO’s evaluation of each eligible NEO’s performance, other than himself. It determined that each of the participating NEOs outperformed expectations and earned his or her individual performance goal opportunity at a level of 170% of target, in the case of Mr. Hazelton, and 200% of target, in the case of Mr. Hughes
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and Ms. Bogart. The Committee also determined, in its sole discretion, that Mr. Happe’s level of achievement of his individual objectives was 200% of target.
The Committee considered executives’ significant over-achievement in contributing to the Company’s acquisition and integration of the Newmar business unit, as well as in contributing to market share and operating cash flow gains achieved during Fiscal 2020 while leading the Company through challenges associated with COVID-19, and decided to increase the portion of the OICP payment related to Mr. Hughes’ performance by an additional 50% of target for individual performance metrics and Ms. Bogart’s performance by an additional 20% of target for individual performance metrics. This process resulted in additional payments tied to these NEO’s own levels of achievement.
The following table reflects the Fiscal 2020 year-end salary (excluding temporary reductions), target OICP percentage and dollar amounts, and actual OICP percentage and dollar amounts earned by the NEOs, each as approved by the Committee. The calculated portion of the OICP payout related to achievement of the metrics set at the beginning of the fiscal year is reported on page 51 in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column, and the incremental over-achievement payment is reported under the “Bonus” column.
		Fiscal 2020 Target OICP		Fiscal 2020 Actual OICP
Name	Fiscal 2020 Eligible Earnings	% of Salary	Target Award	% of Target	Award
Michael J. Happe	$830,770	N/A(1)	$1,000,000	50%	$500,000
Bryan L. Hughes	501,115	75.0%	375,837	70%	263,086
Stacy L. Bogart	436,000	60.0%	261,600	62.5%	163,500
Donald J. Clark(2)	N/A	N/A	N/A	N/A	N/A
Brian D. Hazelton	486,619	65.0%	316,303	67.5%	213,449
(1)	Mr. Happe’s target OICP is set at the listed target award amount and is not calculated as a percent of his eligible earnings.
(2)
Mr. Clark does not participate in the OICP. For Fiscal 2020, Mr. Clark received an incentive bonus of $5,515,397 under the Grand Design Management Incentive Plan that he participates in, which is a 6.4% increase compared to his Fiscal 2019 bonus, based on the strong performance of Grand Design during Fiscal 2020. Mr. Clark’s incentive under such plan is calculated as 3.5% of the pre-tax net income of Grand Design (before taking into account any bonus payments thereunder).

Fiscal 2020 Equity Awards
We recognize long-term incentive opportunity as an important element of the total executive compensation program for NEOs. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between management objectives and shareholder long-term interests.
In Fiscal 2020, we awarded long-term incentives under our 2019 Plan. We awarded equity in the form of LTIP performance share units, restricted stock units, and stock options.
LTIP / Performance Share Units
Each year, the Committee establishes a three-year performance plan to promote our long-term growth and profitability and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of performance shares of the Company’s Common
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Stock. The amount of an NEO’s performance share incentive compensation for the three-year period is calculated to be in direct linear proportion to our measured financial performance expressed as a percentage against compensation targets as approved by the Committee.
In general, the awards are based upon our financial performance as measured against the specific three-year plan established by the Committee. The Committee has established financial measurements and weightings for each specific three-year plan (as set forth in the following chart).
For the Fiscal 2020-2022 LTIP performance share units, the Committee selected the following metrics:
Metric	Weight
Average Return on Invested Capital	50%
Cumulative Adjusted EPS	50%
To calculate the Cumulative Adjusted EPS for the Fiscal 2020-2022 LTIP, the after-tax impact of certain non-recurring expenses is added to the Company’s net income, and the resulting number is divided by the weighted average number of shares. The Cumulative Adjusted EPS for Fiscal 2020 was adjusted to exclude the following: (i) the pre-tax transaction costs associated with the acquisition of Newmar, (ii) the inventory step-up related to the Newmar acquisition, (iii) non-cash interest expense, (iv) debt issuance cost write-off, (v) restructuring expense and (vi) the tax effect of all of the foregoing adjustments.
The number of performance shares that may be earned range from 0% to 200% of the target share amount.
The Committee determined that the LTIP performance share awards, if earned, would also be made subject to an additional one-year holding period following the grant of the shares, in order to encourage stock ownership, promote our long-term growth and profitability and mitigate risk.
Restricted Stock Units
NEOs were granted restricted stock units in Fiscal 2020 that vest in three equal annual installments, beginning on the first anniversary of the grant date.
Stock Options
NEOs were granted stock options in Fiscal 2020 that vest over three years in equal installments, beginning on the first anniversary of the grant date, and can be exercised over ten years.
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Fiscal 2020 Awards
The target value of the long-term incentive awards granted to the NEOs in Fiscal 2020 was as follows:
				Total Equity
Name	LTIP / Performance Shares (50%)	Restricted Stock Units (35%)	Stock Options (15%)	Fiscal 2020	Fiscal 2019	% Increase(1)
Michael J. Happe	$1,550,000	$1,085,000	$465,000	$3,100,000	$1,900,000	63.2%(2)
Bryan L. Hughes	278,850	195,195	83,655	557,700	507,376	9.9%(3)
Stacy L. Bogart	231,263	161,884	69,379	462,525	435,751	6.1%(4)
Donald J. Clark(5)	N/A	N/A	N/A	N/A	N/A	N/A
Brian D. Hazelton	270,325	189,228	81,098	540,650	525,140	3.0%
(1)	To perform this calculation, we assumed that the Fiscal 2019 and Fiscal 2020 equity awards were earned at target.
(2)
The 63.2% increase was approved by the Committee after a review of the competitive market data provided by the Committee’s independent compensation consultant, and after a review of the Company’s financial performance and gains in market share, revenue and operating income since the inception of Mr. Happe’s employment with the Company, his experience in the position of Chief Executive Officer and the increased size and complexity of the Company.

(3)
The 9.9% increase was approved by the Committee, after a review of the competitive market data provided by the Committee’s independent compensation consultant, the increased size and complexity of the Company and additional responsibilities in the areas of information technology and strategic planning.

(4)
The 6.1% increase was approved by the Committee after a review of the competitive market data provided by the Committee’s independent compensation consultant and the increased size and complexity of the Company.

(5)	Under the terms of his employment agreement, Mr. Clark does not receive annual long-term incentive awards unless specifically determined by the Committee.
Grants in Recognition of Newmar Acquisition
On December 17, 2019, in recognition of additional contributions made by Ms. Bogart and Mr. Hughes during Fiscal 2020 in connection with our acquisition and integration of Newmar, the Committee approved a special grant of restricted stock units in the amount of $50,700 for Mr. Hughes and $44,050 for Ms. Bogart. This resulted in a grant of an additional 919 restricted stock units for Ms. Bogart and 1,058 restricted stock units for Mr. Hughes, using the grant date fair value of $47.93 per share as of the date of the grant. The restricted stock units have the same vesting schedule and terms as the restricted stock units granted as part of the Fiscal 2020 awards.
Payout of the Fiscal 2018-2020 LTIP Cycle
For the Fiscal 2018-2020 LTIP performance share units, the Committee used the metrics of average ROE, cumulative net revenue, and cumulative operating income, which are additional financial metrics separate from the metrics utilized under the OICP, as they provide another measurement of NEO effectiveness. The awards were determined based on our performance against these metrics. The payout scale provided for a minimum award of 0% of the shares
| Proxy Statement for 2020 Annual Meeting	43

granted and a maximum award of 150% of the shares granted. The table below reflects our performance against these metrics and the amount paid to eligible NEOs under the Fiscal 2018-2020 LTIP performance share units ($ in thousands):
Metric	Weight	Threshold (10% Payout)	Target (100% Payout)	Maximum (150% Payout)	Fiscal 2018-2020 Performance(1)	Actual Payout %
Three-year Average ROE	40.0%	15.4%	19.2% – 19.2%	23.0%	16.7%	16.1%
Three-year Cumulative Net Revenue	30.0%	$ 4,979,529	$5,913,190 – 6,535,632	$7,469,293	$ 6,358,036	30%
Three-year Cumulative Operating Income	30.0%	$430,314	$537,892 – 537,892	$645,470	$452,375	8.5%
Total Payout Percentage						54.67%
(1)
When determining the level of actual performance, the Committee excluded the impact of certain events not contemplated when creating the initial targets. There were no adjustments to net revenue or to net working capital. The average ROE and operating income metrics were adjusted to exclude the following: (i) the net financial impacts of the Chris-Craft and Newmar acquisitions, (ii) the transaction costs associated with the acquisitions of Chris-Craft and Newmar, (iii) the net impact of the Tax Cuts and Jobs Act enacted on December 22, 2017, and (iv) restructuring costs in Fiscal 2020.

For the Fiscal 2018-2020 LTIP performance share units, Ms. Bogart received a prorated award and Mr. Clark was not eligible to participate in the award. The target award and actual payout for the eligible participants is detailed below.
Name	Target Shares	Target Value(1)	Actual Shares	Actual Value(1)
Michael J. Happe	18,651	$828,104	10,197	$ 555,635
Bryan L. Hughes	5,574	$ 247,486	3,047	$ 166,031
Stacy L. Bogart	3,303	$184,638	1,806	$ 98,409
Brian D. Hazelton	5,486	$243,578	2,999	$163,416
(1)
Target payout is valued at the closing market price of our common stock on the grant date as quoted on the NYSE. For Messrs. Happe, Hughes and Hazelton, the value was $44.40 (October 18, 2017) and, for Ms. Bogart, the value was $55.90 (January 2, 2018). Actual payout is valued at the closing market price of our common stock on October 13, 2020, which was $54.49.

Benefits
Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance.
Except as specifically summarized in this Compensation Discussion and Analysis, we do not currently provide payments and benefits for NEOs following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.
Profit Sharing and Deferred Savings and Investment Plan
We maintain a 401(k) plan, the Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees, including our executives. The 401(k) Plan offers NEOs and all other employees the opportunity to defer a percentage of income that is a part of their base compensation. Effective January 1, 2018, the Company matching contribution increased to $0.50 per $1.00 of employee contribution up to 6% of the base compensation deferred by employees (subject to IRS limits and non-
44	| Proxy Statement for 2020 Annual Meeting

discrimination testing), subject to a 2-year, pro-rata vesting period for those employees hired after January 1, 2018. Approved in October 2020 and effective January 1, 2020, for all employees, the Company matching contribution was increased to $1.00 per $1.00 of employee contribution for the first 1% of base compensation deferred and $0.50 per $1.00 of employee contribution for the next 5% of base compensation deferred by employees (subject in each case to IRS limits and non-discrimination testing) and also subject to a 2-year, pro-rata vesting period for those employees hired after January 1, 2018. These changes, while effective January 1, 2020, have not yet been calculated or credited on an individual basis and are therefore not reflected as NEO compensation in this Proxy Statement. Although executives, including the NEOs, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the Internal Revenue Code prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.
Executive Deferred Compensation Plan (2007) (Non-Qualified Deferred Compensation Plan)
Under the Executive Deferred Compensation Plan, executive officers and certain key employees may annually choose to defer up to 50% of their salary and up to 100% of their cash incentive awards. The Committee has determined that the deferred compensation plan will have the same nominal investment options as the 401(k) Plan. The Company does not provide any matching contributions to the Executive Deferred Compensation Plan.
Perquisites
We provide NEOs with limited perquisites that the Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. NEOs are not automatically awarded all, or in equal amounts, perquisites granted by the Company.
The perquisites provided to our NEOs include:
•	Executive Physical. In an effort to encourage executives to monitor and maintain good health, we pay for voluntary annual physical examinations for executives, including the NEOs.
•
Recreational Vehicle and Boat Use. Our executives, including NEOs, have the opportunity to utilize our recreational vehicles and boats on a periodic and temporary basis. We encourage the executive to have a first-hand understanding of the recreational vehicle lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.

•	Car Allowance. A car allowance is provided as frequent travel is required.
•	Financial & Tax Planning. To address complex tax and financial situations, a tax and financial planning payment is provided.
| Proxy Statement for 2020 Annual Meeting	45

Additional Compensation Policies
Stock Ownership Guidelines
The Committee has adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. In addition, each executive is required to retain 50% of any after tax shares received from the vesting of awards or exercise of stock options until his or her ownership guideline is met. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders.
We review our stock ownership guidelines on a periodic basis. The table below describes the current ownership guidelines for the NEOs. Each of our NEOs has either met his or her stock ownership guideline goal or is on track to meet this goal within the prescribed five-year time frame.
	Stock Ownership Guideline
Name	% of Salary	Value
Michael J. Happe	500%	$4,500,000
Bryan L. Hughes	250%	1,267,500
Stacy L. Bogart	250%	1,101,250
Donald J. Clark	250%	1,000,000
Brian D. Hazelton	250%	1,228,750
Severance and Change in Control Arrangements
Employment Agreements
Mr. Happe and Mr. Clark are the only NEOs with individual employment agreements with the Company. In addition, these are the only agreements with NEOs that provide for severance following a termination of employment outside of a change in control of the Company.
If Mr. Happe is terminated by the Company without “Cause” or terminates employment with the Company for “Good Reason” (as such terms are defined in his employment agreement), he is entitled to severance pay of his base salary for 12 months, health insurance for 12 months, accrued unused vacation pay and a pro-rata annual incentive bonus computed at target. Mr. Happe also is subject to one-year non-competition and non-solicitation covenants following termination of employment.
If Mr. Clark is terminated by the Company without “Cause” or terminates employment with the Company for “Good Reason” (as such terms are defined in his employment agreement), he is entitled to severance pay of his base salary for 12 months and any earned but unpaid incentive bonus due under the Grand Design Management Incentive Plan through the fiscal quarter in which the termination occurred. Mr. Clark is subject to a non-compete and non-solicitation covenant that terminates upon the later of October 2021 or one year from cessation of employment.
Executive Change in Control Agreement
Each of the NEOs, including Mr. Happe and Mr. Clark, have also entered into an Executive Change in Control Agreement with the Company.
46	| Proxy Statement for 2020 Annual Meeting

The Executive Change in Control Agreements, entered into by our executives generally provide that, in the event of a termination of the executive’s employment (for a reason other than death, disability, termination for cause or, under certain circumstances, a voluntary termination of employment by the executive) within two years of a change of control, such executive will receive a severance only relative to salary and target annual incentives (as well as annual COBRA premium cost) at a 2x multiple (or 3x, in the case of Mr. Happe only). The change in control agreements for Mr. Clark and Matthew L. Miller, President, Newmar Corporation, provide that the severance benefit payable thereunder would be capped at $3,000,000.
The Committee believes these agreements are an important part of the total executive compensation program because they protect our interest in the continuity and stability of the executive group. The Committee also believes that these agreements reduce the executives’ interest in working against a potential change of control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change in Control-Executive Change in Control Agreements” below for additional detail.
Insider Trading and Hedging
With respect to the Company’s Insider Trading Policy, the policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information (as defined in the policy) in securities trading. Additionally, our Insider Trading Policy includes our policy on hedging and pledging, which is described in “Corporate Governance - Hedging and Pledging.”
Clawback Policy
Our incentive compensation programs include “clawback” provisions for each of the Officers Incentive Compensation Plan and Long-Term Incentive Program which, in part, provide for the recoupment of incentive compensation payouts in the event that payments are made based upon the achievement of financial results that are subsequently subject to a restatement due to material noncompliance with financial reporting requirements. In addition, our Executive Officer Incentive Compensation Recovery Policy (the “Clawback Policy”), provides for the recovery of incentive compensation from executive officers in certain circumstances. The Clawback Policy provides that the Company will require forfeiture or recovery of all or a portion of any incentive-based compensation awarded to an executive officer after the effective date of the policy in the event of certain financial restatements or certain misconduct.
Tax Considerations
Deductibility of Executive Compensation
Due to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts Act”) in December 2017, compensation paid in Fiscal 2019 and later years to our NEOs in excess of $1 million is not deductible under Section 162(m) of the Code unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. While our Committee is mindful of the benefit to us of the deductibility, it believes that we should maintain flexibility in compensating our executive officers in a manner that best promotes our corporate objectives.
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Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. Although the Company makes no guarantees with respect to exemption from, or compliance with, Section 409A of the Internal Revenue Code, we have designed all of our executive benefit plans and severance arrangements with the intention that they are exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.
Compensation-Related Risk Assessment
Our Committee has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.
48	| Proxy Statement for 2020 Annual Meeting

HIKE
Jackson
Kokatat
ROCK STAR
FAMAGOGO
WINNEBAGO IND

Human Resources Committee Report
The Human Resources Committee of the Board of Directors of Winnebago Industries, Inc. has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.
Human Resources Committee:
John M. Murabito, Chair
Sara E. Armbruster
Robert M. Chiusano
Christopher J. Braun
Human Resources Committee Interlocks and Insider Participation
The current members of the Human Resources Committee of the Board of Directors, Ms. Armbruster and Messrs. Murabito, Chiusano and Braun, were not at any time during Fiscal 2020 or at any other time a Winnebago Industries officer or employee, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Human Resources Committee during Fiscal 2020.
50	| Proxy Statement for 2020 Annual Meeting

Compensation Tables and Narrative Disclosure
Summary Compensation Table
The following tables set forth compensation information for our NEOs for services rendered in all capacities to Winnebago Industries and its subsidiaries in Fiscal 2020, 2019, and 2018.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Michael J. Happe President, CEO	2020	739,423	—	2,634,999	464,992	500,000	—	31,354	4,370,768
	2019	691,346	11,731	1,425,000	475,000	138,269	—	34,484	2,775,830
	2018	657,692	—	1,242,179	414,062	855,658	—	44,082	3,213,673
Bryan L. Hughes CFO; Senior Vice President, Finance, IT and Strategic Planning	2020	469,267	46,980	524,786	83,647	216,106	—	34,506	1,375,292
	2019	473,183	27,746	380,532	126,844	70,997	—	36,084	1,115,386
	2018	457,356	—	371,228	123,753	405,277	—	37,446	1,395,060
Stacy L. Bogart(6) Senior Vice President, General Counsel, Secretary and Corporate Responsibility	2020	408,295	13,080	437,217	69,383	150,420	—	33,866	1,112,261
	2019	423,173	20,194	326,813	108,938	50,781	—	38,401	968,300
	2018	271,346	50,000	701,153	—	211,813	—	25,248	1,259,560
Donald J. Clark(7) President, Grand Design	2020	400,000	—	—	—	5,515,397(8)	—	—	5,915,397
	2019	400,000	—	—	—	5,160,931	—	—	5,560,931
	2018	400,000	—	—	—	4,574,055	—	—	4,974,055
Brian D. Hazelton Senior Vice President, Winnebago-brand RVs	2020	452,027	—	459,553	81,103	213,449	—	34,815	1,240,947
	2019	477,400	—	393,855	131,285	46,546	—	36,535	1,085,621
	2018	472,588	—	365,368	121,802	173,054	—	39,945	1,172,757
(1)
Represents actual base salary paid during Fiscal 2020, including the temporary compensation reductions described above under “Impact and Response to COVID-19” in the “Compensation Discussion and Analysis.”

| Proxy Statement for 2020 Annual Meeting	51

(2)	The table below illustrates the two categories of stock awards as presented above:
Name	Fiscal Year	Restricted Stock or RSU Grant(a)	LTIP / Performance Shares(b)	Total Stock Awards
Michael J. Happe	2020	$1,084,991	$1,550,008	$2,634,999
	2019	475,000	950,000	1,425,000
	2018	414,075	828,104	1,242,179
Bryan L. Hughes	2020	245,929	278,857	524,786
	2019	126,844	253,688	380,532
	2018	123,742	247,486	371,228
Stacy L. Bogart(c)	2020	205,955	231,262	437,217
	2019	108,938	217,875	326,813
	2018	—	—	—
Donald J. Clark	2020	—	—	—
	2019	—	—	—
	2018	—	—	—
Brian D. Hazelton	2020	189,228	270,325	459,553
	2019	131,285	262,570	393,855
	2018	121,790	243,578	365,368
(a)
These amounts represent restricted stock and restricted stock units granted each computed in accordance with Accounting Standards Codification (“ASC”) 718. The grant date fair value of each of the awards was determined at the closing price of the Company's shares on the NYSE on the grant date without regard to estimated forfeitures related to service-based vesting conditions.

(b)
The amounts shown represent the grant date fair value computed in accordance with ASC 718 of the LTIP / performance share awards. The amounts shown for Fiscal 2020-2022 LTIP represent the values that are based on achievement of 100% of the target performance. Assuming achievement of the maximum 200% of target performance, the value of the Fiscal 2020-2022 LTIP awards would be: $3,100,016 for Mr. Happe; $557,714 for Mr. Hughes; $462,524 for Ms. Bogart; and $540,650 for Mr. Hazelton. Assumptions used in the calculation of the amounts reported in this column are included in Note 14, Stock-Based Compensation Plans, of the Notes to the Consolidated Financial Statements included in our 2020 Form 10-K.

(c)	Ms. Bogart joined the Company in January 2018.
(3)
The amounts shown represent the aggregate grant date fair values of the option grants. Assumptions used in the calculation of the amounts reported in this column are included in Note 14, Stock-Based Compensation Plans, of the Notes to the Consolidated Financial Statements included in our 2020 Form 10-K.

(4)
These amounts represent actual annual incentive plan award payouts made in cash to NEOs under the 2018, 2019, and 2020 OICPs. In the case of Mr. Clark, these amounts do not represent award payouts under such OICPs, but instead represent award payouts under the pre-existing Grand Design Management Incentive Plan that he participates in. Mr. Hughes elected to defer into the Winnebago Industries Inc. Executive Deferral Compensation Plan 25% of his annual incentive plan payout for Fiscal 2019 and Fiscal 2020 and 15% of his annual incentive plan payout for Fiscal 2018.

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(5)	Amounts reported in this column for Fiscal 2020 include the following:
Name	Tax and Financial Planning	Car Allowance	Life Insurance Premiums	401(k) Match	Total All Other Compensation
Michael J. Happe	$7,972	$17,992	$312	$5,078	$31,354
Bryan L. Hughes	7,972	17,992	479	8,063	34,506
Stacy L. Bogart	7,972	17,992	896	7,006	33,866
Donald J. Clark	—	—	—	—	—
Brian D. Hazelton	7,972	17,992	479	8,372	34,815
(6)
Ms. Bogart received a new hire stock award of 10,000 shares of restricted stock on January 2, 2018 and a pro-rated Fiscal 2018-2020 LTIP award with a target value of 3,303 shares. She also received a sign-on bonus of $50,000 on January 2, 2018.

(7)
Under the terms of his amended employment agreement, Mr. Clark’s annual incentive plan payout under the Grand Design Management Incentive Plan paid out 95% in cash and 5% in restricted stock units. Both the cash and restricted stock units are reported under the Non-Equity Incentive Plan Compensation column.

(8)
The amount shown here includes $275,770 in restricted stock units awarded for Fiscal 2020 performance pursuant to the Grand Design Management Incentive Plan, as described above under “Elements of Fiscal 2020 Compensation”.

| Proxy Statement for 2020 Annual Meeting	53

Grants of Plan-Based Awards Table
The following table provides additional information relating to plan-based awards granted to our NEOs in Fiscal 2020. Actual payouts were made to the NEOs under the 2019 Plan for both those awards granted under the Fiscal 2020 OICP and under the Fiscal 2020-2022 LTIP as discussed under “Compensation Discussion and Analysis-Annual Incentive Plan,” “Fiscal 2020 OICP,” and “Fiscal 2020 Equity Awards,” respectively, above.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Plan Name	Grant Date(5)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Happe	2019 Plan	12/17/19								27,417	47.93	464,992
	2019 Plan	12/17/19							22,637			1,084,991
	2020 OICP		250,000	1,000,000	2,000,000
	2020-2022 LTIP	12/17/19				8,085	32,339	64,678				1,550,008
Bryan L. Hughes	2019 Plan	12/17/19								4,932	47.93	83,647
	2019 Plan(7)	12/17/19							5,131			245,929
	2020 OICP		93,959.25	375,837	751,674
	2020-2022 LTIP	12/17/19				1,455	5,818	11,636				278,857
Stacy L. Bogart	2019 Plan	12/17/19								4,091	47.93	69,383
	2019 Plan(8)	12/17/19							4,297			205,955
	2020 OICP		65,400	261,600	523,200
	2020-2022 LTIP	12/17/19				1,206	4,825	9,650				231,262
Donald J. Clark(6)
Brian D. Hazelton	2019 Plan	12/17/19								4,782	47.93	81,103
	2019 Plan	12/17/19							3,948			189,228
	2020 OICP		79,076	316,303	632,606
	2020-2022 LTIP	12/17/19				1,410	5,640	11,280				270,325
(1)
Fiscal 2020 OICP targets annual performance against goals established by the Committee. Awards under the Fiscal 2020 OICP are payable in cash. The Threshold, Target and Maximum amounts presented above represent amounts that could have been earned by our NEOs for Fiscal 2020 under the Fiscal 2020 OICP.

(2)
Fiscal 2020-2022 LTIP refers to our performance shares. For each of the NEOs except for Mr. Clark, the Threshold, Target and Maximum amounts under the Fiscal 2020-2022 LTIP represent potential performance share amounts that are measured over a three-year performance period from September 1, 2019 through August 28, 2022.

(3)	Consists of restricted stock units that vest one-third each year on the anniversary of the grant date.
(4)	The grant date fair value per share of the restricted stock was $47.93. The Black-Scholes grant date fair value per option award was $16.96.
(5)	The Human Resources Committee approved the Fiscal 2020 OICP and Fiscal 2020-2022 LTIP performance share award on December 17, 2019, effective as of the beginning of Fiscal 2020.
(6)
Mr. Clark is not eligible to participate in the Fiscal 2020 OICP or Fiscal 2020-2022 LTIP performance share award; however he remains eligible to participate in the Grand Design Management Incentive Plan.

(7)
Includes 4,073 restricted stock units ($195,229 grant date fair value) for Fiscal 2020 long-term incentives and an additional 1,058 restricted stock units ($50,700 grant date fair value) in recognition of efforts contributing to the Company’s acquisition of Newmar.

54	| Proxy Statement for 2020 Annual Meeting

(8)
Includes 3,378 restricted stock units ($161,905 grant date fair value) for Fiscal 2020 long-term incentives and an additional 919 restricted stock units ($44,050 grant date fair value) in recognition of efforts contributing to the Company’s acquisition of Newmar.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
None of the current NEOs has an employment agreement except for Mr. Happe and Mr. Clark as previously discussed. However, all NEOs are party to an Executive Change in Control Agreement that provides the executive with two-year (or three-year, in the case of Mr. Happe) severance benefits in the event he or she ceased to be employed by the Company within two years of a “Change in Control,” as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change in Control” below.
Base Salary
In general, the Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, as discussed in more detail in the “Compensation Discussion and Analysis - Fiscal 2020 NEO Compensation Decisions - Base Salary” above.
Stock Awards
Grants of restricted stock units and stock options, the ASC 718 grant date fair value of which is disclosed in the Summary Compensation Table, begin vesting annually in increments of one-third beginning one year from the date of grant for restricted stock unit and stock option grants. Restricted stock unit grants and stock option awards are subject to earlier vesting in the event of a Change in Control or certain termination of employment scenarios, as set forth in the section “Potential Payments upon Termination or Change in Control” below.
Annual Incentive Plan
In addition to base salary, each NEO (other than Mr. Clark, who is eligible for a bonus as described in the "Compensation Discussion and Analysis - Elements of Fiscal 2020 Compensation") is eligible to receive, subject to the Company's achievement of certain financial performance metrics and the NEO's achievement of certain individual goals, a target annual incentive cash award equal to a percentage of his or her annual base salary, which is discussed in the “Compensation Discussion and Analysis” under “Annual Incentive Plan - Officers’ Incentive Compensation Plan (OICP)” and “Fiscal 2020 OICP” above.
Long-Term Incentive Plans
This element of compensation, including payouts made in Fiscal 2018, 2019, and 2020, is described in the “Compensation Discussion and Analysis - Fiscal 2020 Equity Awards" above. See “Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding incentive compensation awards and allocations between short-term and long-term compensation. See also “Additional Compensation Policies” above for information regarding officer stock ownership guidelines.
| Proxy Statement for 2020 Annual Meeting	55

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of August 29, 2020:
Name	Option Awards				Stock Awards		LTIP / Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(11) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(12) ($)
Michael J. Happe	10,000	—(1)	16.67	01/18/26
	13,300	—(2)	27.89	10/11/26
	17,000	—(3)	35.50	12/13/26
	18,676	9,339(4)	44.40	10/18/27
	14,275	28,556(6)	31.70	10/15/28
	—	27,417(7)	47.93	12/17/29
							18,651(8)	1,089,405
							29,968(9)	1,750,431
							32,339(10)	1,888,921
					3,109(4)	181,597
					9,990(6)	583,516
					22,637(7)	1,322,227
Bryan L. Hughes	5,581	2,972(4)	44.40	10/18/27
	3,812	7,626(6)	31.70	10/15/28
	—	4,932(7)	47.93	12/17/29
							5,574(8)	325,577
							8,003(9)	467,455
							5,818(10)	339,829
					930(4)	54,321
					2,668(6)	155,838
					5,131(7)	299,702
Stacy L. Bogart	3,274	6,549(6)	31.70	10/15/28
	—	4,091(7)	47.93	12/17/29
							3,303(8)	192,928
							6,873(9)	401,452
							4,825(10)	281,828
					3,334(5)	194,739
					2,292(6)	133,876
					4,297(7)	250,988
Donald J. Clark	—	—	—	—	—	—	—	—
Brian D. Hazelton	7,000	—(2)	27.89	10/11/26
	5,493	2,748(4)	44.40	10/18/27
	3,945	7,893(6)	31.70	10/15/28
	—	4,782(7)	47.93	12/17/29
							5,486(8)	320,437
							8,283(9)	483,810
							5,640(10)	329,432
					915(4)	53,445
					2,760(6)	161,212
					3,948(7)	230,603
56	| Proxy Statement for 2020 Annual Meeting

(1)
Represents stock option granted on January 18, 2016 as a new hire grant under the Company's 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (the "2014 Plan"), which vested with respect to 33% of the shares covered by the option on each of the first three anniversaries of the grant date.

(2)
Represents stock granted on October 11, 2016 as an annual grant under the 2014 Plan, which vested with respect to 33% of the shares covered by the option on each of the first three anniversaries of the grant date.

(3)
Represents award granted on December 13, 2016 as a grant for the purchase of Grand Design RV, LLC under the 2014 Plan, which vested with respect to 33% of the shares covered by the option on each of the first three anniversaries of the grant date.

(4)
Represents award granted on October 18, 2017 as an annual stock or option grant under the 2014 Plan, which will vest with respect to 33% of the shares covered by the stock or option grant on each of the first three anniversaries of the grant date.

(5)
Represents stock granted on January 2, 2018 as a new hire grant under the 2014 Plan, which will vest with respect to 33% of the shares covered by the stock award on each of the first three anniversaries of the date of grant.

(6)
Represents award granted on October 15, 2018 as an annual stock or option grant under the 2014 Plan, which will vest with respect to 33% of the shares on the first three anniversaries of the date of grant.

(7)
Represents award granted on December 17, 2019 as an annual stock or option grant under the 2019 Plan, which will vest with respect to 33% of the shares on the first three anniversaries of the date of grant.

(8)	Represents FY18-20 LTIP at target, under the 2014 Plan for the three-year performance period beginning August 27, 2017 and ending August 30, 2020. Settled shares subject to one year holding period.
(9)	Represents FY19-21 LTIP at target, under the 2014 Plan for the three-year performance period beginning August 26, 2018 and ending August 28, 2021. Settled shares subject to one year holding period.
(10)	Represents FY20-22 LTIP at target, under the 2019 Plan for the three-year performance period beginning September 1, 2019 and ending August 28, 2022. Settled shares subject to one year holding period.
(11)	Represents the value of unvested stock as of August 29, 2020 based on a closing stock price of $58.41.
(12)	Represents the value of unearned performance share awards at target as of August 29, 2020 based on a stock price of $58.41.
Option Exercises and Stock Vested Table
The following table provides the amounts received before payroll withholding taxes upon the exercise of options or similar instruments or the vesting of stock or similar instruments during Fiscal 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael J. Happe	—	—	35,246	1,349,133
Bryan L. Hughes	—	—	11,706	489,061
Stacy L. Bogart	—	—	4,478	222,343
Donald J. Clark	—	—	—	—
Brian D. Hazelton	—	—	13,919	530,366
(1)
Valued at the closing market price of the Company's Common Stock of $37.33 (October 9, 2019), $38.52 (October 11, 2019), $40.49 (October 15, 2019), $41.30 (October 18, 2019), $52.80 (January 2, 2020), and $50.58 (May 15, 2020) as quoted on the NYSE on the vesting dates.

| Proxy Statement for 2020 Annual Meeting	57

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
The following table summarizes non-qualified deferred compensation by NEOs during Fiscal 2020.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Bryan L. Hughes	54,027(2)	—	9,075	—	153,231
(1)
Balance includes (i) $60,792 of Mr. Hughes’ annual incentive payout for Fiscal 2018 that was previously reported in the Non-Equity Incentive Plan Compensation column, and (ii) $24,681 of Mr. Hughes’ annual incentive payout for Fiscal 2019 that was previously reported in the Non-Equity Incentive Plan Compensation column.

(2)	Represents 25% of Mr. Hughes' annual incentive plan payout for Fiscal 2020, which amount is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Pursuant to the Company's Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), certain senior management and highly compensated employees may elect to defer up to 50% of their base salary and up to 100% of their annual cash bonus on a pre-tax basis. Each participant's account is credited with earnings (or, in the case of losses, deducted) on a tax-deferred basis. This deferral is separate, and in addition to, any contributions made into the Company's 401(k) Plan.
Potential Payments upon Termination or Change in Control
Executive Change in Control Agreements
In October 2018, the Committee approved new executive change in control agreements for certain executive officers including our NEOs (excluding Mr. Clark), in order to align the Company's practices with market standard practices among the Company's peers. These agreements became effective in November and December of 2018. Due to the unique nature of Mr. Clark's employment and compensation arrangements with the Company initially entered into in connection with the Grand Design acquisition, Mr. Clark's executive change in control agreement was entered into effective as of September 1, 2019 in connection with his amended and restated employment agreement. We collectively refer to these executive change in control agreements herein as the "Agreements”.
The purpose of the Agreements is to reinforce and encourage executives to remain with the Company, to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. The Agreements provide that in the event of a “Change in Control” of the Company, as that term is defined in the Agreements, each such executive (provided such Change in Control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within two years following a Change in Control of the Company (for a reason other than death, disability, termination for cause or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to two (or three, in the case of Mr. Happe) times the annual salary and target annual incentives (as well as annual COBRA premium cost). In the case of Mr. Clark, the total severance benefit would be capped at $3,000,000. This multiple was arrived at by the Committee after an analysis of certain Compensation Peers' change in control agreements at the time these agreements were initially developed.
58	| Proxy Statement for 2020 Annual Meeting

Under the Agreements, a “Change in Control” generally refers to the acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities, the Company's continuing directors ceasing to constitute a majority of its Board of Directors, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of the Company’s previous holders of voting securities beneficially own 50% or more of the combined voting power of the resulting entity in substantially the same proportions). A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.
The Agreements also include a “net best” provision providing that the amount of any severance payments and benefits that the NEO otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made. The calculations in the table below do not reflect any reduction that may apply as a result of this provision.
Annual Incentive Plan Payments
A participant must be employed by the Company as of the bonus payment date to be eligible for annual incentive payments, except for a Change in Control as described below or as otherwise determined by the Committee in its discretion upon retirement, disability and death.
In the event of a “Change in Control” (as defined in the applicable Officers Incentive Compensation Plan), participants are entitled to receive payouts of awards within 15 days of the effective date of the Change in Control in an amount equal to the greater of the actual level of performance (if determinable) and target if the participant's employment is terminated and the award is not assumed by the successor or is otherwise discontinued.
2014 and 2019 Incentive Compensation Plan Payments
Long-Term Incentive Plan Payments
In the event of a “Change in Control” (as defined in the applicable Plan or award agreement) participants are entitled to receive awards within 15 days of the effective date of the Change in Control. Prior to plan year Fiscal 2019, the amount to be paid was based on the Committee's estimate of our financial performance through the end of the applicable Long-Term Incentive Plan three-year performance period in which such Change in Control occurs, or in the case of plan years beginning in Fiscal 2019 and later, the amount paid is the pro rata portion of the greater of the actual level of performance (if determinable) or target. Prior to plan year Fiscal 2019, such payment was not dependent upon termination of employment, and effective as of plan year Fiscal 2019, payment is dependent upon participant's termination of employment if the award is not assumed by the successor or is otherwise discontinued. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except in cases of: death and termination due to disability (which each would result in a payment at target or, in the discretion of the Committee, based on actual results), or a Change in Control as described above or as waived by the Committee.
| Proxy Statement for 2020 Annual Meeting	59

Restricted Stock and Restricted Stock Units
Pursuant to award agreements entered into by each NEO other than Mr. Clark, unvested awards of restricted stock or restricted stock units will immediately vest to NEOs if the NEO's termination of employment is due to his or her death or disability (as defined in the applicable Plan).
In addition, any restricted shares awarded prior to Fiscal 2019 that are not vested under the 2014 Plan will vest upon a “Change in Control” (as defined in the 2014 Plan) of the Company, while restricted stock units awarded beginning in Fiscal 2019 that are not vested under the 2014 Plan or the 2019 Plan, as applicable, vest upon the occurrence of a participant's termination following a "Change in Control" (as defined in the applicable Plan or award agreement) if the award is not assumed by the successor or is otherwise discontinued. In all other circumstances, in the event that a NEO ceases to be employed by the Company or any subsidiary, any unvested awards held by such grantee will terminate and thereafter be null and void.
Stock Options
Pursuant to the stock option agreements entered into by certain of our NEOs prior to Fiscal 2019, unvested options will vest upon a “Change in Control” (as defined in the 2014 Plan) of the Company, while in the case of unvested options awarded beginning in Fiscal 2019 under the 2014 Plan or 2019 Plan, as applicable, vesting occurs after a participant's termination following a "Change in Control" (as defined in the applicable award agreement or 2019 Plan) if the award is not assumed by the successor or is otherwise discontinued. In the event that a NEO ceases to be employed by the Company, stock options held by such NEO will vest as follows:
•
if the NEO's termination of employment is due to his or her disability, the stock options become vested in full and immediately exercisable for a period of ten years after any stock option grant date for non-qualified stock options (or in the case of options granted in Fiscal 2019 or after, for a period of one year after termination); and

•
if the NEO's termination of employment is due to his or her death, the options shall become vested in full and immediately exercisable by the NEO's estate or legal representative for a period of ten years after any stock option grant date for non-qualified stock options (or in the case of options granted beginning Fiscal 2019 or thereafter, for a period of one year after death).

In the event that a NEO ceases to be employed by the Company other than because of a Change in Control, disability or death, any outstanding stock options held by the NEO which have not vested as of the date of termination of employment will terminate.
60	| Proxy Statement for 2020 Annual Meeting

Estimated Change in Control or Termination Payments and Benefits at the End of Fiscal 2020
The following table reflects the payments and benefits payable to each of the NEOs in the event of a termination of the executive's employment under several different circumstances. The amounts shown assume that termination was effective as of August 29, 2020, at the executive's compensation and service levels as of that date, and are estimates of the amounts that would be payable to the NEOs in each scenario. The amounts do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive's actual separation from the Company. Factors that could affect the nature and the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company's Common Stock and the executive's age.
Name	Severance(1) ($)	Annual or Management Incentive Plan(2) ($)	LTIP / Performance Shares(3) ($)	Restricted Stock- Unvested and Accelerated(4) ($)	Stock Options- Unvested and Accelerated(5) ($)	Total Benefits ($)
Michael J. Happe
Retirement(6) or Voluntary Separation	—	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—	—
Involuntary Termination without Cause or Voluntary Termination for Good Reason	1,417,967	—	—	—	—	1,417,967
Change in Control:(7)
Without Termination	—	—	555,635	765,113	893,570	2,214,318
Termination Without Cause/Good Reason	5,753,900	500,000	3,055,629	2,087,340	1,180,900	12,577,769
Death	—	—	3,055,629	2,087,340	1,180,900	6,323,869
Disability	—	—	3,055,629	2,087,340	1,180,900	6,323,869
Bryan L. Hughes
Retirement(6) or Voluntary Separation	—	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—	—
Involuntary Termination without Cause or Voluntary Termination for Good Reason	—	—	—	—	—	—
Change in Control:(7)
Without Termination	—	—	166,031	210,159	242,806	618,996
Termination Without Cause/Good Reason	1,810,866	263,086	698,583	509,861	294,494	3,576,890
Death	—	—	698,583	509,861	294,494	1,502,938
Disability	—	—	698,583	509,861	294,494	1,502,938
| Proxy Statement for 2020 Annual Meeting	61

Name	Severance(1) ($)	Annual or Management Incentive Plan(2) ($)	LTIP / Performance Shares(3) ($)	Restricted Stock- Unvested and Accelerated(4) ($)	Stock Options- Unvested and Accelerated(5) ($)	Total Benefits ($)
Stacy L. Bogart
Retirement(6) or Voluntary Separation	—	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—	—
Involuntary Termination without Cause or Voluntary Termination for Good Reason	—	—	—	—	—	—
Change in Control:(7)
Without Termination	—	—	98,409	328,615	174,924	601,948
Termination Without Cause/Good Reason	1,368,000	163,500	547,545	579,602	217,797	2,876,444
Death	—	—	547,545	579,602	217,797	1,344,944
Disability	—	—	547,545	579,602	217,797	1,344,944
Donald J. Clark
Retirement(6) or Voluntary Separation	—	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—	—
Involuntary Termination without Cause or Voluntary Termination for Good Reason	5,639,627	—	—	—	—	5,639,627
Change in Control:(7)	—
Without Termination	—	—	—	—	—	—
Termination Without Cause/Good Reason	3,000,000	—	—	—	—	3,000,000
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Brian D. Hazelton
Retirement(6) or Voluntary Separation	—	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—
Involuntary Termination without Cause or Voluntary Termination for Good Reason	—	—	—	—	—	—
Change in Control:(7)
Without Termination	—	—	163,416	214,657	249,322	627,395
Termination Without Cause/Good Reason	1,657,884	213,449	696,312	445,259	299,437	3,312,341
Death	—	—	696,312	445,259	299,437	1,441,008
Disability	—	—	696,312	445,259	299,437	1,441,008
(1)
For Messrs. Happe and Clark, the “Involuntary Termination Without Cause or Voluntary Termination for Good Reason” before a Change in Control reflects one year of base salary and actual annual incentive payout for Fiscal 2020 and, in the case of Mr. Happe, an amount for COBRA. For all NEOs, the Change in Control severance equals an amount equal to two times (or three times in the case of our CEO) base salary and target annual incentive (as well as annual COBRA premium cost). In the case of Mr. Clark, the total severance benefit for a Change in Control termination is capped at $3,000,000.

(2)	Represents the NEOs' actual annual incentive payout pursuant to the 2020 Officers Incentive Compensation Plan (other than Mr. Clark) or 2020 Grand Design Management Incentive Plan (Mr. Clark).
62	| Proxy Statement for 2020 Annual Meeting

(3)
Represents the LTIP incentive achieved pursuant to the Fiscal 2018-2020 LTIP, except by a termination pursuant to a Change in Control, which includes the full amount payable under the Fiscal 2018-2020 LTIP and the target amount estimated to be payable under the Fiscal 2019-2021 LTIP and the Fiscal 2020-2022 LTIP. Shares earned under these plans are subject to a one-year holding period post-vesting.

(4)	Represents the intrinsic value of stock grants based on our closing stock price of $58.41 per share on August 29, 2020, the last day of Fiscal 2020.
(5)	Represents the intrinsic value of stock options based on our closing stock price of $58.41 per share on August 29, 2020, the last day of Fiscal 2020.
(6)
Retirement under certain of the 2014 Plan award agreements is defined as attaining age 60 and five or more years of service with the Company. Retirement under the 2019 Plan awards does not trigger automatic acceleration of such awards.

(7)
The term “Change of Control” as used here is the term as defined in the 2014 Plan applicable to all awards granted prior to the Fiscal 2019 equity awards. Beginning with our Fiscal 2019 equity awards, under the 2019 Plan, the definition of “Change in Control” was updated to include, among other things, a double trigger mechanism, as described further under “Compensation Tables and Narrative Disclosure - Potential Payments upon Termination or Change in Control”.

| Proxy Statement for 2020 Annual Meeting	63

CEO Pay Ratio Disclosure
As a result of rules adopted by the SEC under the Dodd-Frank Act, the SEC requires disclosure of the ratio of the median employee’s annual total compensation to that of the principal executive officer (“PEO”). The Company’s PEO is Mr. Happe, our President and CEO.
As of our measurement date of August 29, 2020, our employee population including all full-time, part-time and temporary workers, consisted of approximately 6,617 individuals, all of whom worked in the United States.
To identify the median employee, as well as determine the annual total compensation of the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates.
•
We compared the payroll data for our employee population described above (minus our PEO) using a compensation measure consisting of base pay related wages and incentive pay paid during Fiscal 2020. Base pay related wages includes the amount of base salary the employee received during the year and all other pay elements related to base pay including, but not limited to, holiday pay, paid time off, overtime and shift differentials. We also included cash bonuses and commissions paid during the fiscal year, but we excluded equity grants and any adjustments for the value of benefits provided.

•	We annualized the base pay related wages and incentive pay of all full-time and part-time employees who were hired by the Company and its subsidiaries between August 31, 2019 and August 29, 2020.
•	Based upon base pay related wages and incentive pay of each employee, we identified a median employee and calculated that employee’s annual total compensation.
•
We determined annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our PEO for purposes of the Summary Compensation Table disclosed above.

This resulted in the median employee’s annual total compensation as shown below.
Annual Total Compensation of Median Employee:	$47,249
Annual Total Compensation of PEO (Mr. Happe):	$4,370,768
Based on this information for Fiscal 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 93 to 1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio reported above.
64	| Proxy Statement for 2020 Annual Meeting

Proposal 3: Ratification of the Appointment of Independent Registered Public Accountant for the Fiscal Year Ending August 28, 2021
Deloitte & Touche LLP (“Deloitte”) was appointed by the Audit Committee as our independent registered public accountant for the fiscal year ending August 28, 2021. We are asking our shareholders to ratify the appointment of Deloitte, who has served as our independent registered public accountant for over 25 years. Representatives of the firm will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to any shareholder questions that may be asked. For a description of the fees for services rendered by Deloitte in Fiscal 2019 and Fiscal 2020, and a description of our policy regarding the approval of independent registered public accountant provision of audit and non-audit services, see “Independent Registered Public Accountant’s Fees and Services” below.
Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and those of its shareholders.
Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Meeting at which a quorum is present.
✔
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 28, 2021.

| Proxy Statement for 2020 Annual Meeting	65

Report of the Audit Committee
The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws, regulations, and standards of business conduct. A copy of the Audit Committee Charter, as last amended as of August 14, 2019, is available on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com and is available in print free of charge to any shareholder who requests it.
Management is responsible for the financial statements and the reporting process, including the system of internal controls.
The Company retained PricewaterhouseCoopers LLP ("PwC") to act as the Company’s internal audit function. In this role, PwC assisted Management with completing its assessment of the Company’s internal controls over financial reporting by testing and reviewing the Company’s internal control processes. PwC replaced Baker Tilly Virchow Krause, LLP, which had previously acted as the Company’s internal audit function. Deloitte, the Company’s independent registered public accountant, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and an assessment of the Company’s internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board ("PCAOB").
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements to be included in the 2020 Form 10-K with Management and the independent accountants. The Audit Committee hereby reports as follows:
•
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 29, 2020 of Winnebago Industries, Inc. (the “Audited Financial Statements”) with Winnebago Industries, Inc.’s Management.

•	The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

66	| Proxy Statement for 2020 Annual Meeting

Based on the review and discussion referred to in the bullet points above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc. that the Audited Financial Statements be included in Winnebago Industries, Inc.’s 2020 Form 10-K, for filing with the SEC.
The Audit Committee
Richard D. Moss, Chair
Maria F. Blase
William C. Fisher
David W. Miles
The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.
| Proxy Statement for 2020 Annual Meeting	67

Independent Registered Public Accountant’s Fees and Services
The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual financial statements for fiscal years ended August 29, 2020 and August 31, 2019, and fees billed for other services rendered by Deloitte during those periods.
	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$ 1,745,000	$ 979,000
Audit-Related Fees(2)	$ 30,000	27,000
Tax Fees(3)	$ 22,500	—
All Other Fees(4)	—	104,000
Total	$1,797,500	$1,110,000
(1)
Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, review of our interim financial information and review of other SEC filings.

(2)	Represents fees for professional services provided for the audit of our benefit plan and due diligence services.
(3)	Represents fees for professional services related to tax compliance and tax planning.
(4)	Represents fees for professional services provided to us not otherwise included in the categories above.
The Audit Committee considered whether the provision of tax, benefit plan audit and all other accounting consulting services by Deloitte are compatible with maintaining its independence and concluded that the independence of Deloitte is not compromised by the provision of such services.
Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Nonaudit Services
The Audit Committee Charter requires the Audit Committee to pre-approve the audit and non-audit fees and services that may be provided by Deloitte, our independent registered public accountant, to us. The Audit Committee shall consult with Management but shall not delegate these responsibilities, except that pre-approvals of nonaudit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy all of the audit and non-audit fees and services provided by Deloitte for Fiscal 2020 and 2019.
68	| Proxy Statement for 2020 Annual Meeting

Proposal 4: Amend the Company’s Articles of Incorporation to Increase the Authorized Common Stock
On October 14, 2020, the Board adopted, subject to shareholder approval, an amendment to Article IV of our Articles of Incorporation (the “Amendment”) to increase the number of authorized shares of Common Stock by 60,000,000 shares to a total 120,000,000 shares. The following discussion is qualified by the text of the Amendment, which is set forth in Appendix A attached to this Proxy Statement. The Board believes that the Amendment is necessary to maintain flexibility to issue shares of Common Stock for future corporate needs.
The additional authorized shares of Common Stock to be authorized by the Amendment would have rights identical to our current issued and outstanding shares of Common Stock. Issuance of the additional shares of Common Stock would not affect the rights of the holders of our issued and outstanding shares of Common Stock, except for effects incidental to any increase in the number of shares of Common Stock issued and outstanding, such as dilution of earnings per share and voting rights.
If the Amendment is approved by our shareholders at the Annual Meeting, then it will become effective upon filing of Articles of Amendment with the Secretary of State of the State of Iowa, which filing is expected to occur promptly following the Annual Meeting.
Capitalization
Our existing Articles of Incorporation, as amended to date, authorize 70,000,000 shares of capital stock, of which 60,000,000 shares are shares of Common Stock and 10,000,000 shares are shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of October 17, 2020, we had no Preferred Stock issued and outstanding. We estimate that at October 17, 2020, the following shares of Common Stock were:
Issued and outstanding	33,758,021
Reserved for outstanding equity awards	744,043
Reserved for future issuance under equity compensation plans	4,089,776
Reserved for conversion of outstanding convertible notes	15,652,000
| Proxy Statement for 2020 Annual Meeting	69

Accordingly, at October 17, 2020, approximately 5,756,160 shares of Common Stock remained unreserved and available for future issuance. In consideration of the foregoing, the Board approved the Amendment in substantially the form set forth in Appendix A and has recommended that our shareholders do the same.
Reasons for the Amendment
We believe that the additional shares of authorized Common Stock are necessary to provide us with appropriate flexibility to utilize equity for business and financial purposes that the Board determines to be in our Company’s best interests on a timely basis without the expense and delay of a shareholders’ meeting. The Board believes that the remaining authorized Common Stock is not likely to be sufficient to permit us to respond to potential business opportunities or to pursue important objectives designed to enhance shareholder value. The number of authorized shares of Common Stock was last increased in 1972, and we have grown significantly since that time, including through acquisitions and in our number of employees.
The additional authorized shares of Common Stock will provide us with flexibility to use our Common Stock, without further shareholder approval (except to the extent such approval may be required by law or by applicable exchange listing standards) for any proper corporate purposes, including, without limitation, raising capital through one or more future public offerings or private placements of equity securities, expanding our business or acquiring assets through future transactions, entering into strategic relationships, providing equity-based compensation and/or incentives to employees, officer or directors, effecting stock dividends or for other general corporate purposes. If the Amendment is approved by our shareholders, the Board does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock or securities convertible into Common Stock, except as may be required by applicable law, regulation, or exchange listing rules.
Possible Effects of the Amendment
The increase in authorized shares of our Common Stock will not have any immediate effect on the rights of existing shareholders. Because the holders of our Common Stock do not have any preemptive rights, future issuance of shares of Common Stock or securities exercisable for or convertible into shares of Common Stock could have a dilutive effect on our earnings per share, book value per share, voting rights of shareholders and could have a negative effect on the price of our Common Stock.
We are not proposing the increase in the number of authorized shares of Common Stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company. Under certain circumstances, however, the additional authorized shares could be used in a manner that has an anti-takeover effect. For example, the additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the Amendment is approved by shareholders, the additional shares of authorized Common Stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder or group of holders of a large block of Common Stock, or the replacement or removal of one or more directors or members of management. For example, the following other provisions of our Articles of Incorporation and Bylaws, in combination with the additional authorized shares, may also have an anti-takeover effect of preventing or
70	| Proxy Statement for 2020 Annual Meeting

discouraging a change in control of the Company: (i) the Board has the ability to designate the terms of and issue shares of Preferred Stock without further shareholder approval; (ii) the Board is divided into three classes with staggered three-year terms; and (iii) shareholders may not cumulate votes in the election of directors.
✔	YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN THE AUTHORIZED COMMON STOCK.

| Proxy Statement for 2020 Annual Meeting	71

Voting Securities and Principal Holders Thereof
The following table contains information with respect to the ownership of Common Stock by each person known to us who is the beneficial owner of more than 5% of the outstanding Common Stock. This information is based on ownership reported as of October 20, 2020 according to SEC filings of the beneficial owners listed below unless more recent information was appropriate to be used.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Common Stock (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,929,621 shares of Common Stock (2)	14.60%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,146,157 shares of Common Stock (3)	6.36%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,072,863 shares of Common Stock (4)	6.14%

Cooke & Bieler LP 1700 Market Street Suite 3222 Philadelphia, PA 19103	1,985,094 shares of Common Stock (5)	5.88%
(1)	Based on 33,753,646 outstanding shares of Common Stock on October 20, 2020.
(2)
Based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2020 by BlackRock, Inc., a parent holding company (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 4,865,608 shares and sole power to dispose of or direct the disposition of 4,929,621 shares.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP, an investment adviser (“DFA”). DFA reported that it has sole power to vote or direct the vote of 2,057,515 shares and sole power to dispose of or direct the disposition of 2,146,157 shares. DFA notes in its Schedule 13G/A filing that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in its Schedule 13G/A are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

72	| Proxy Statement for 2020 Annual Meeting

(4)
Based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, an investment adviser. The Vanguard Group reported that it has sole voting power over 55,708 shares, shared voting power over 2,300 shares, sole dispositive power over 2,019,175 shares and shared dispositive power over 53,688 shares.

(5)
Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2020 by Cooke & Bieler LP, an investment adviser. Cooke & Bieler LP reported that it has shared power to vote or direct the vote of 1,555,434 shares and shared power to dispose of or direct the disposition of 1,985,094 shares.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock, as defined in Rule 13d-3 under the Exchange Act, at October 20, 2020 for (i) each of our directors and director nominees, (ii) each named executive officer of the Company (“NEO”) in the summary compensation table, and (iii) all current executive officers and directors as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.
Name	Shares of Common Stock Owned Outright (1)	Exercisable Stock Options (2)	Winnebago Stock Units (3)	Total Shares of Common Stock Owned Beneficially	% of Common Stock (4)
Sara E. Armbruster	1,580	—	—	1,580	(5)
Maria F. Blase	5,944	—	—	5,944	(5)
Stacy L. Bogart	8,863	7,912	—	16,775	(5)
Christopher J. Braun	17,684	—	—	17,684	(5)
Robert M. Chiusano	30,644	—	27,069	57,713	(5)
Donald J. Clark	764,426	—	—	764,426	2.26%
William C. Fisher	22,684	—	7,851	30,535	(5)
Michael J. Happe	71,524	106,008	—	177,532	(5)
Brian D. Hazelton	19,395	24,727	—	44,122	(5)
Bryan L. Hughes	22,172	17,642	—	39,814	(5)
David W. Miles	12,684	—	1,951	14,635	(5)
Richard D. Moss	11,084	—	—	11,084	(5)
John M. Murabito	9,784	—	—	9,784	(5)
Directors and executive officers as a group (18 persons) (6)	1,548,958	200,879	36,871	1,786,708	5.26%
(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units that vest within 60 days or have vested but have not yet been distributed: 2,947 shares for each of Ms. Blase and Messrs. Braun, Chiusano, Fisher, Miles, Moss and Murabito and 1,580 shares for Ms. Armbruster.

(2)	Includes shares underlying stock options that are currently exercisable or become exercisable within 60 days.
(3)
Winnebago Stock Units held under our Directors' Deferred Compensation Plan as of October 20, 2020 (see further discussion of the plan in the Director Compensation section). These units are vested and will be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a “change in control” of the Company, as defined in the plan.

(4)	Based on 33,753,646 outstanding shares of Common Stock on October 20, 2020.
(5)	Less than 1%.
(6)	Includes 100 shares that Mr. Miller beneficially owns indirectly through his spouse’s direct ownership.
| Proxy Statement for 2020 Annual Meeting	73

Other Matters
The Board of Directors does not know of any matter, other than the election of directors, the advisory approval of executive compensation, the ratification of the appointment of independent registered public accountants, and the approval of the amendment to the Articles of Incorporation, which may be presented at the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.
Fiscal 2021 Shareholder Proposals
If a shareholder intends to present a proposal at our Annual Meeting following Fiscal 2021 and desires that the proposal be included in our Fiscal 2021 proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at our principal executive offices no later than July 5, 2021.
Our By-Laws require that in order to nominate persons to our Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the Secretary, which notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting and must otherwise comply with our By-Laws.
The By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting, a shareholder must provide advance written notice to the Secretary, which notice must contain detailed information specified in our By-Laws. This notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting.
A copy of our By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Senior Vice President, General Counsel, Secretary and Corporate Responsibility, 13200 Pioneer Trail, Suite 150, Eden Prairie, Minnesota 55347.
74	| Proxy Statement for 2020 Annual Meeting

General
The cost of this proxy solicitation will be borne by us. Solicitation will be made primarily through the Internet and the use of the mail, but our officers, directors or regular employees may solicit proxies personally or by telephone or email without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.
A copy of our Annual Report for the fiscal year ended August 29, 2020, which includes audited financial statements, is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.
A COPY OF THIS PROXY STATEMENT AND OUR MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO OUR SHAREHOLDERS UPON WRITTEN REQUEST PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.
FOR INFORMATION ABOUT US, INCLUDING OUR ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT OUR HOME PAGE ON THE INTERNET - HTTP://WWW.WINNEBAGOIND.COM. INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.
By Order of the Board of Directors

November 2, 2020
Stacy L. Bogart
Senior Vice President - General Counsel, Secretary and Corporate Responsibility
| Proxy Statement for 2020 Annual Meeting	75

Appendix A
Articles of Amendment of
Winnebago Industries, Inc.
To the Secretary of State of the State of Iowa:
Pursuant to Section 1006 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment to the corporation’s articles of incorporation.
1. The name of the corporation is Winnebago Industries, Inc.
2. Article IV of the Articles of Incorporation of Winnebago Industries, Inc., as previously amended and restated, is further amended to read and restated to read as follows:
Article IV
The total number of shares of stock which the Corporation shall have authority to issue is: one hundred thirty million (130,000,000), of which one hundred twenty million (120,000,000) shall be shares of Common Stock, $.50 par value, and ten million (10,000,000) shall be shares of Preferred Stock, $.01 par value (“Series Preference Stock”).
A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Articles of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:
A.	Provisions Applicable to All Series of Series Preference Stock.
(1) Shares of Series Preference Stock may be issued from time to time in one or more series. The voting powers, designations, preferences, limitations and relative rights of each series may differ from those of any and all other series already outstanding; the terms of each series shall be specified in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the voting powers, designations, preferences, limitations and relative rights of each series, including, but without limiting the generality of the foregoing, the following:
(a) The rate and times at which, and the terms and conditions on which, dividends on the Series Preference Stock of such series shall be paid;
(b) The right, if any, of holders of Series Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;
(c) The redemption price or prices and the time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;
| Proxy Statement for 2020 Annual Meeting	A-1

(d) The rights of the holders of Series Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;
(e) The voting power, if any, of the Series Preference Stock of such series; and
(f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Series Preference Stock of such series.
(2) All shares of each series shall be identical in all respects to the other shares of such Series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.
B.	Provisions Applicable to Common Stock.
(1) After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
(2) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject any additional or special rights of the Series Preference Stock as to the remaining assets of the Corporation for distribution, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.
(3) Each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder.
3. The date of adoption of the amendment to Article IV was December 15, 2020.
4. The amendment to Article IV was approved by the Corporation’s shareholders.
The effective date and time of this document is the time of filing on the date it is filed.
WINNEBAGO INDUSTRIES, INC.

By:
Stacy L. Bogart Senior Vice President – General Counsel, Secretary and Corporate Responsibility
A-2	| Proxy Statement for 2020 Annual Meeting

WINNEBAGO IND®

605 West Crystal Lake Road
Forest City, IA 50436
T (641) 585-3535
**www.winnebagoind.com**

WINNEBAGO IND®

WINNEBAGO INDUSTRIES, INC.
ATTN: CORY NELSON
13200 PIONEER TRAIL, SUITE 150
EDEN PRAIRIE, MN 55347

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/WGO2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D24122-P44844

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**WINNEBAGO INDUSTRIES, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Elect three Class III directors to hold office for a three-year term; | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________________

**Nominees:**

01) Sara E. Armbruster
02) William C. Fisher
03) Michael J. Happe

**The Board of Directors recommends you vote FOR proposals 2, 3 and 4.**

**NOTE:** Act on any other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, December 15, 2020
4:00 p.m. Central Standard Time
Virtual Meeting www.virtualshareholdermeeting.com/WGO2020

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

D24123-P44844

**WINNEBAGO INDUSTRIES, INC.**
**Annual Meeting of Shareholders**
**December 15, 2020 4:00 PM**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Stacy L. Bogart and Michael J. Happe, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held virtually at www.virtualshareholdermeeting.com/WGO2020 on the 15th day of December, 2020, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**